                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1 )
    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               Lane Plywood, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     5) Total fee paid:

        ------------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
     3) Filing Party:

        ------------------------------------------------------------------------
     4) Date Filed:

        ------------------------------------------------------------------------

                         L A N E  P L Y W O O D,  I N C.
                              65 N. BERTELSEN ROAD
                              EUGENE, OREGON 97402
                                 (541) 342-5561



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                       TO BE HELD SATURDAY, APRIL 27, 1996

To the Shareholders:


     The Annual Meeting of Shareholders (the "Meeting") of Lane Plywood, Inc. (the "Corporation") will be held in the Auditorium Building at the Lane County Fairgrounds, 769 West 13th, Eugene Oregon, on Saturday, April 27, 1996, at 1:30 p.m., local time, for the following purposes:

     1. To approve the Agreement and Plan of Merger (the "Merger Agreement") dated October 26, 1995 between the Corporation and Pioneer Merger, Inc. ("PMI") and a wholly owned subsidiary of PMI, Lane Acquisition, Inc. ("LAI"). The Merger Agreement provides for the Merger of LAI with and into the Corporation with each shareholder of the Corporation being entitled to $49 per share in cash (the "Merger"). Shareholders of the Corporation have the right to dissent from the Merger and may obtain payment for their shares under the provisions of Oregon Revised Statutes sections 60.551 through 60.594, a copy of which is set forth in Appendix B to the Proxy Statement.

     2.   To elect directors.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Corporation's shareholders ("Lane Shareholders") of record at the close of business on February 26, 1996 are entitled to notice of and to vote at the Meeting and at any adjournment thereof.

                              By Order of the Board of Directors

                                       Janis M. Johnson
                              Vice-President/Secretary-Treasurer

Eugene, Oregon

April 2, 1996

PLEASE VOTE. APPROVAL OF THE MERGER AGREEMENT REQUIRES THAT THE HOLDERS OF A MAJORITY OF THE CORPORATION'S SHARES VOTE "YES". PLEASE FILL IN, DATE, AND SIGN THE ENCLOSED PROXY, AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                         L A N E  P L Y W O O D,  I N C.
                              65 N. BERTELSEN ROAD
                              EUGENE, OREGON 97402
                                 (541) 342-5561



                               PROXY STATEMENT FOR

                  APRIL 27, 1996 ANNUAL MEETING OF SHAREHOLDERS

                             SOLICITATION OF PROXIES

     The enclosed form of proxy (the yellow colored page) is solicited on behalf of the Board of Directors of the Corporation for use at the Annual Meeting of the Shareholders ("Meeting") on April 27, 1996, and at any adjournment of the Meeting. Please fill in, date and sign the proxy and return it to Lane
Plywood, Inc. ("Corporation") prior to the meeting.


     The proxy may be revoked at any time prior to the actual vote by delivering to the Secretary of the Corporation at the above address a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

     The cost of preparing, assembling, and mailing material in connection with this solicitation will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally or by telephone by individual officers, directors and regular employees of the Corporation without additional compensation.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

BE SURE TO VOTE. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE TODAY.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     The 1996 Annual Report to the Stockholders of Lane Plywood for the year ended November 30, 1995 is included in the mailing with this proxy statement. Please refer to it for the information it contains.

     All information in this Proxy Statement concerning the Corporation or the Agreement and Plan of Merger (the "Merger Agreement") has been furnished by the Corporation and all information concerning Pioneer Merger, Inc. ("PMI") or Lane Acquisition, Inc. ("LAI") has been furnished by PMI.


Approximate date of mailing:

April 2, 1996

                                 PROXY STATEMENT

                                TABLE OF CONTENTS
                                                                            Page


     SOLICITATION OF PROXIES . . . . . . . . . . . . . . . . . . . . . . . .   1

     GENERAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . .   4
          Matters to be Considered at the Meeting. . . . . . . . . . . . . .   4
          Voting at the Meeting. . . . . . . . . . . . . . . . . . . . . . .   4
          Proxy Solicitation . . . . . . . . . . . . . . . . . . . . . . . .   4

     VOTE ON THE MERGER AGREEMENT. . . . . . . . . . . . . . . . . . . . . .   5
          Overview . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          Factors Leading to the Merger. . . . . . . . . . . . . . . . . . .   6
               General Background. . . . . . . . . . . . . . . . . . . . . .   6
               Alternatives to, and Reasons for, the Merger. . . . . . . . .   7
               History of Negotiations . . . . . . . . . . . . . . . . . . .   8
               Provisions Regarding Operations . . . . . . . . . . . . . . .   9
          Fairness of the Transaction. . . . . . . . . . . . . . . . . . . .  10
          Appraisals Considered. . . . . . . . . . . . . . . . . . . . . . .  11
               Timber Appraisal. . . . . . . . . . . . . . . . . . . . . . .  11
               The Plywood Mill. . . . . . . . . . . . . . . . . . . . . . .  13
               Other Value Components. . . . . . . . . . . . . . . . . . . .  14
               Availability of Appraisals. . . . . . . . . . . . . . . . . .  15
          Recommendation of the Directors. . . . . . . . . . . . . . . . . .  16
               Recommendation of the Majority of Directors . . . . . . . . .  16
               Discussion of Francis Bales' Vote Against the Merger
               Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .  16
               Interests of Certain Persons in the Merger. . . . . . . . . .  16
          Vote Required for Approval . . . . . . . . . . . . . . . . . . . .  17
          Other Conditions With Respect to the Merger. . . . . . . . . . . .  17
               Shareholder Approval. . . . . . . . . . . . . . . . . . . . .  17
               Lack of Excessive Dissents. . . . . . . . . . . . . . . . . .  17
               Litigation and Other Matters. . . . . . . . . . . . . . . . .  17
               Other Actions by PMI. . . . . . . . . . . . . . . . . . . . .  18
               Other Actions by the Corporation. . . . . . . . . . . . . . .  18
          Payment for Shares . . . . . . . . . . . . . . . . . . . . . . . .  18
          Rights of Dissenting Shareholders. . . . . . . . . . . . . . . . .  19
               No Vote in Favor of the Merger. . . . . . . . . . . . . . . .  19
               Written Notice of Intention to Demand Payment . . . . . . . .  19
               Form for Demanding Payment. . . . . . . . . . . . . . . . . .  20
               Remittance to Dissenting Shareholders . . . . . . . . . . . .  20
               Demand for Payment of Deficiency. . . . . . . . . . . . . . .  21
               Court Appraisal . . . . . . . . . . . . . . . . . . . . . . .  21
               Meaning of "Fair Value" . . . . . . . . . . . . . . . . . . .  22
               Consequences of Dissent on Approval of the Merger . . . . . .  22
          Certain Federal Income Tax Consequences to Lane Shareholders . . .  22
          Accounting Treatment of the Merger . . . . . . . . . . . . . . . .  24
          Operation of Lane Plywood After the Merger . . . . . . . . . . . .  24
     SELECTED FINANCIAL DATA OF LANE PLYWOOD . . . . . . . . . . . . . . . .  26

     INFORMATION ABOUT LANE PLYWOOD. . . . . . . . . . . . . . . . . . . . .  27
          General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
          Description of Business Operations . . . . . . . . . . . . . . . .  27
          Tree Farms . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
          Sources of Raw Material. . . . . . . . . . . . . . . . . . . . . .  28
          Factors Affecting Revenues . . . . . . . . . . . . . . . . . . . .  28
          Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
          Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . .  30
          Market for the Corporation's Stock; Dividend History . . . . . . .  30

     INFORMATION ABOUT PMI AND LAI . . . . . . . . . . . . . . . . . . . . .  30

     ELECTION OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . .  31
          Nominees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
          Vote Required to Elect . . . . . . . . . . . . . . . . . . . . . .  31
          Directors Whose Terms are Continuing . . . . . . . . . . . . . . .  32

     MANAGEMENT AND COMPENSATION
      OF DIRECTORS AND OFFICERS. . . . . . . . . . . . . . . . . . . . . . .  33
          Executive Officers of the Corporation. . . . . . . . . . . . . . .  33
          Compensation Committee Interlocks and Insider Participation. . . .  34
          Report on Executive Compensation . . . . . . . . . . . . . . . . .  34
          Executive Compensation . . . . . . . . . . . . . . . . . . . . . .  35
          Director Compensation. . . . . . . . . . . . . . . . . . . . . . .  36
          Incentive Profit Sharing Plan. . . . . . . . . . . . . . . . . . .  36
          Group Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
          Stock Performance. . . . . . . . . . . . . . . . . . . . . . . . .  37
          Retirement Plans . . . . . . . . . . . . . . . . . . . . . . . . .  38
          Certain Transactions With Management . . . . . . . . . . . . . . .  39

     BENEFICIAL OWNERSHIP OF COMMON STOCK. . . . . . . . . . . . . . . . . .  39

     COMPLIANCE WITH SECTION 16 FILING REQUIREMENTS. . . . . . . . . . . . .  41

     OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

     ANNUAL REPORT ON FORM 10-K. . . . . . . . . . . . . . . . . . . . . . .  42


     RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS. . . . . . . . . . . .  42

     INCORPORATION BY REFERENCE. . . . . . . . . . . . . . . . . . . . . . .  42

     1997 SHAREHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . . . . . .  42

APPENDIX A: THE MERGER AGREEMENT
APPENDIX B: STATUTES GOVERNING THE RIGHTS OF DISSENTERS
APPENDIX C: PROXY

                               GENERAL INFORMATION

MATTERS TO BE CONSIDERED AT THE MEETING.

     At the Meeting, the Corporation's shareholders ("Lane Shareholders") are being asked to consider and vote upon the proposal to approve the Merger Agreement. The Merger Agreement provides for the merger of LAI with and into the Corporation, with each Lane Shareholder, other than those who exercise their dissenters' rights, being entitled to receive $49.00 per share in cash.
 Shareholders who exercise their dissenters' rights may obtain payment for their shares under the provisions of Oregon Revised Statutes (ORS) sections
60.557 through 60.594, a copy of which is set forth in Appendix B to this Proxy Statement.

     In addition, Lane Shareholders will, at the Meeting, be asked to elect directors for two open positions on the Board of Directors. The Corporation knows of no other matters which are to come before the Meeting.

VOTING AT THE MEETING.

     The Board of Directors set the close of business on February 26, 1996 as the record date (the "Record Date"). Only shareholders of record on the Record Date will be entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were 204,662 shares of the Corporation's Common Stock ("Lane Common Stock") outstanding, owned by approximately 400 shareholders of record.

     Each Lane Shareholder of record on the Record Date will be entitled to one vote for each share of Lane Common Stock owned of record on the Record Date on each of the matters submitted to a vote of the shareholders at the Meeting. Shares may be voted in person or by proxy. A majority of the outstanding shares, represented in person or by proxy, must be present for a quorum to exist. Without a quorum no business, other than adjournment of the Meeting to a later date or time, can take place at the Meeting.

     Under the Oregon Business Corporation Act, the affirmative vote of a majority of the outstanding shares of Lane Common Stock is required for approval of the Merger Agreement. The votes for each of the two open director positions will be taken separately. In each case, the candidate receiving the highest number of votes will be elected to that position. The Board of Directors recommends that Lane Shareholders vote FOR approval of the Merger Agreement and vote FOR the two candidates nominated by the Board of Directors.

PROXY SOLICITATION.

     The enclosed Proxy is being solicited by and on behalf of the Board of Directors of the Corporation. Lane Shareholders are requested to complete, date, sign and promptly return this Proxy in the enclosed envelope. All shares represented by properly executed unrevoked proxies received by the Corporation prior to, or at, the Meeting will be voted in accordance with the instructions indicated by the shareholder on the proxies. If no instructions are specified on an executed Proxy, the shares will be voted for approval of the Merger Agreement and in favor of each of the two candidates nominated by the Board of Directors.

     Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted: (i) by filing with the Secretary of the Corporation written notice of such revocation, or (ii) by duly executing a subsequent proxy bearing a later date and delivering such subsequent proxy to the Secretary of the Corporation, or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not by itself revoke a proxy). Any notice with respect to the revocation of a proxy should be in writing and sent to or personally given to Janis M. Johnson, Secretary-Treasurer, Lane Plywood, Inc., 65 North Bertelsen Road, Eugene, Oregon 97402.

     This Proxy Statement is first being mailed to Lane Shareholders on or about April 2, 1996. All expenses of this solicitation, including the cost of preparing and mailing these proxy materials will be borne by the Corporation. In addition to this Proxy Statement, directors, officers and employees of the Corporation may solicit proxies by telephone or in person. Such persons will not be additionally compensated for such activities but may be reimbursed for out-of-pocket expense in connection with any such solicitations.

                          VOTE ON THE MERGER AGREEMENT

     The Merger Agreement contains the detailed terms of and conditions to the plan of merger (the "Merger"). A copy of the Merger Agreement is included as Appendix A to this Proxy Statement. The following description of the material terms of the Merger Agreement is qualified by, and made subject to, the text of the Merger Agreement. The terms of the Merger Agreement were negotiated at arms-length, and have been found to be fair by the directors of the Corporation.

OVERVIEW.

     For purposes of the Merger, PMI created LAI as a wholly owned subsidiary. LAI was organized solely for the purpose of merging with the Corporation. In return for all the stock in LAI, PMI agreed to contribute to LAI the money needed to effect the Merger. LAI will have no assets other than cash and cash equivalents, and no liability other than its organizational expenses and its obligations under the Merger Agreement. LAI has not, and will not, conduct any business other than that necessary to effect the Merger.

     If the Merger is approved by Lane Shareholders, on the date the Merger becomes effective (the "Effective Date"), each outstanding share of the Corporation's common stock ("Lane Common Stock"), except for the shares of dissenters, will be cancelled and converted into the right to receive cash, in the amount of $49 per share (the "Purchase Price").
 However, shares of Lane Common Stock owned by Lane Shareholders who exercise and perfect their right to dissent, as described in the Oregon Business Corporation Act, will be exchanged for their "fair value", as determined by the statutory procedure, as of the Effective Date. For a more complete discussion of dissenters' rights, see "Rights of Dissenting Shareholders" below.

     Upon consummation of the Merger, the Corporation will become a wholly owned subsidiary of PMI, and LAI will cease to exist as a separate corporation. The directors of the Corporation will then resign as directors so that PMI, as the Corporation's sole shareholder, may elect its own directors of the Corporation. Shortly after the Merger, the Corporation will be liquidated with all its assets and liabilities being transferred to PMI. PMI will then change its corporate name to "Lane Plywood, Inc."

     The Merger is subject to several conditions. More detail about these conditions is provided below. The Merger Agreement is binding upon both PMI and the Corporation. Neither can terminate the agreement except upon a material breach by the other or upon a failure of a condition to the Merger.

     If the Merger Agreement is approved by the Lane Shareholders at the annual meeting, management anticipates that the Effective Date will be May 1, 1996.
No federal or state regulatory approvals must be obtained to consummate the Merger.

FACTORS LEADING TO THE MERGER.

     The Merger Agreement presented with this Proxy Statement represents the culmination of several years' work by the Board of Directors to realize the value of the Corporation for the benefit of Lane Shareholders. Since many Lane Shareholders are also employees of the Corporation, the Board of Directors also considered the impact of any transaction on the continued operation of the plywood mill.

     GENERAL BACKGROUND. The forest products industry in the Northwest in general, and in western Oregon in particular, has been hard hit by timber shortages caused primarily by reductions in the federal timber harvest. Increasing competition from other regions has kept prices for timber products from rising with the shrinking supplies in the Northwest. As a result, timber prices in the Northwest have risen and revenues for mills have dropped.

     This squeeze has resulted in numerous such mills closing down. Since 1989, when the current timber harvest restrictions first came into place, 261 mills operating in the Pacific Northwest, including plywood, veneer and sawmills, employing more than 22,000 workers, have shut down. In western Oregon alone, 100 mills, employing more than 9,500 workers, have closed.

     At the same time, the shortage of harvestable timber has increased the value of private timber holdings. Because the Corporation invested in timberland over the years, it has benefited from the increase in value of timberlands, at the same time as its mill operations have been hurt. Despite these problems, however, the Corporation has survived, and has been profitable in three of the last four years.

     The value of the Corporation's timberland now exceeds the value of the mill and mill property. According to the Corporation's most recent appraisals, the timberlands are worth between $11,000,000 and $13,900,000, and the mill and real property on which it sits is worth approximately $4,600,000. See the discussion on "Appraisals Considered," below.

     An additional factor considered by the Board of Directors is the aging of Lane Shareholders. Many Lane Shareholders who were employees of the Corporation have now retired. In addition, many of the employees who are Lane Shareholders are nearing retirement age. These shareholders would like to realize the value of their investment in the Corporation. However, the absence of any active trading market for Lane Common Stock makes it very difficult for such shareholders to do so.

     ALTERNATIVES TO, AND REASONS FOR, THE MERGER. As the value of the Corporation's timberlands has increased, so has the interest from other forest products companies in purchasing those timberlands. The Board of Directors has fielded many calls from persons interested in purchasing all or part of the timberlands, or inquiring about buying the entire company, either in an asset sale or a stock purchase.

     The Board of Directors considered the possibility of the sale of some or all of the timberlands followed by a dividend of the after-tax proceeds to Lane Shareholders. Such a plan would have the advantage of allowing the Corporation to continue operating the mill, and would help Lane Shareholders receive at least some of the value for their shares. However, the Board of Directors rejected this plan. One problem with such a plan is the high tax cost, both to the Corporation from the sale of the timberlands, and to the individual Lane Shareholders from the dividend. The Board of Directors was concerned that the dividend to Lane Shareholders would be for substantially less than the value that could be obtained through a sale of the Corporation. Also, a sale of the timberlands would leave the Corporation with a very limited ability to borrow funds to pay for modernization, or to weather unprofitable operating periods.

     The Board of Directors believes that a sale of the timberlands to generate dividends would leave the Corporation in a weak operating position, and would not be in the best interests of either Lane Shareholders or the Corporation's employees.

     The Board of Directors also considered continuing to operate the Corporation, but selling the timberlands only as needed. The advantage to such a plan would be to provide a strong asset base for the Corporation, to allow it to borrow, to make improvements, and to operate even during periods of unprofitability. However, such a plan would leave Lane Shareholders with no realistic opportunity to realize on the value of their shares.

     Since there is no trading market for shares in the Corporation, and since transactions involving Lane Common Stock are rare, Lane Shareholders who wish to sell their shares for a fair price, taking into account the value of the Corporation's timberlands, have little or no opportunity to do so. For this reason, the Board of Directors did not consider this alternative to be in the best interests of Lane Shareholders.

     HISTORY OF NEGOTIATIONS. Since June of 1993, the Board of Directors has received written expressions of interest to purchase the Corporation, or all of its assets, from at least 11 different parties. The Board of Directors had discussions with several such parties to explore a potential purchase. On April 28, 1994, the Board of Directors entered into a memorandum of understanding with an investment group that would have resulted in a purchase price of $24.50 per share. The investment group eventually broke off negotiations.

     On December 12, 1994, the Corporation and Tree Products Enterprises, Inc. ("Tree Products") entered into a memorandum of understanding which would have resulted in a purchase price of $25.00 per share. In connection with that proposal, the Corporation commissioned an appraisal of its timber holdings.

     On January 16, 1995, the Board of Directors received a preliminary draft of the timber cruise and appraisal. It estimated the value for the timber at between $11,000,000 and $11,500,000. This was $3,000,000 more than the Board of Directors had estimated at the time it entered into negotiations with Tree Products.

     As a result of this appraisal, the Board of Directors rejected the Tree Products offer as too low.

     The rejection of the Tree Products offer caused a group of shareholders to try to elect two of their own members as directors, with the stated goal of attempting to persuade the entire Board of Directors to accept the Tree Products offer. At the annual meeting held April 22, 1995, Lane Shareholders rejected this slate and elected the directors nominated by the Board of Directors. However, as a result of the meeting, the Board of Directors determined that a substantial number of Lane Shareholders wished to have the Board of Directors negotiate a sale of the Corporation at a fair price.

     Following the annual meeting, the Board of Directors solicited offers from companies known to be interested. As a result of that solicitation the Board of Directors received expressions of interest from five different parties. The parties provided a variety of types of offers, each heavily restricted with conditions. On May 12, the Board of Directors considered the merits of these offers and decided to request the parties to submit bids beginning at $50 per share. By May 18, two of the parties said they were no longer interested, and one responded that it was prepared to pay no more than $40 per share. This left two potential bidders. The Board of Directors requested that each refine its bid. In early July both submitted follow-up offers.

     The offer from one group would have been a stock-for-stock transfer in which Lane Shareholders would become shareholders of a new company ("NEWCO"). Each such shareholder would be offered the opportunity to redeem shares in NEWCO for the price of $42.80. The investors making this offer proposed to pay for the redemption by liquidating assets of NEWCO to pay for the stock redemptions, rather than using the investors' own funds. The Board of Directors considered this offer unacceptable.

     As a result, the Board of Directors entered into a memorandum of understanding with the investment group that formed PMI for the cash purchase of all Lane Common Stock at $49 per share. After a period of negotiation over the terms and conditions of the purchase, the parties agreed to the Merger Agreement, which was signed October 26, 1995.

     The majority of the Board of Directors believes that this Merger Agreement, delivering $49 per share, is fair to and in the best interests of Lane Shareholders, and recommends that all Lane Shareholders vote for approval of the Merger Agreement.

     Only one member of the Board of Directors, Francis Bales, voted against recommending approval of the Merger Agreement. A discussion of his reasons for voting against the Merger is provided in "Recommendation of the Directors - Discussion of Francis Bales' Vote Against the Merger," below.

     PROVISIONS REGARDING OPERATIONS. One of the concerns with respect to the Merger, because of the large number of employee shareholders, is the effect of the Merger on operations at the plywood mill and continued employment of the current employees.

     In negotiations with PMI, the Board of Directors requested, and PMI agreed to, the inclusion of Paragraph 3.6 of the Merger Agreement which addresses continuity of the business of the Corporation. That paragraph states PMI's present intention to continue the ongoing business operations of the Corporation after the Merger. However, the statement of intent by PMI is not a guaranty that PMI will continue the business operations of the Corporation in the same manner as those operations would have been conducted without the Merger, nor is it a promise to maintain operations if economic conditions indicate to PMI's directors that its financial interest is best served by closing the mill. For a more detailed discussion of these matters see "Operation of Lane Plywood After the Merger", below. The entire Merger Agreement is set forth in Appendix A to this Proxy Statement.

FAIRNESS OF THE TRANSACTION.

     The majority of the Board of Directors believes the Merger offers a fair price and is in the best interests of Lane Shareholders. Only one director, Francis Bales, voted against approval of the Merger. See "Recommendation of the Directors -- Discussion of Francis Bales' Vote Against the Merger" below.

     As described above, a majority of the Board of Directors believed, after the 1995 annual meeting, that a substantial number of Lane Shareholders wanted the Board of Directors to negotiate and bring to Lane Shareholders a purchase offer. Following the meeting, the Board of Directors solicited offers from parties it knew to be interested in acquiring the Corporation. Based on that solicitation, the Board of Directors entered into preliminary negotiations with five separate parties.

     The Board of Directors evaluated the responses from these parties, to determine not only which party offered the highest bid, but also which appeared best able to pay the price discussed. The Board of Directors also considered the willingness and ability of each party to continue operating the mill. Eventually, as discussed in "History of the Negotiations", above, PMI emerged as the highest bidder. Based on its evaluation of all the criteria, including the factors discussed in "Alternatives to, and Reasons for, the Merger", the majority of the Board of Directors decided to enter into the Merger Agreement.

     Independent of its negotiations with PMI, the Board of Directors reviewed its own estimate of the value of the Corporation. Most directors believed a purchase offer of between $41 and $58 per share would be reasonable. The Board of Directors included in its review the appraisal of the timberlands conducted in connection with the Tree Products offer, as discussed in more detail in "Appraisals Considered - Timber Appraisals", below, as well as an update of the appraisal of the mill and the property on which the mill is located. The update is discussed in "Appraisals Considered - The Plywood Mill", below.

     The Board of Directors determined the possible range of share values by estimating the net value to Lane Shareholders from a liquidation of the Corporation's assets. The Board of Directors estimated the net amount available to distribute to Lane Shareholders if the assets sold at the high and low ranges of the appraised values, net of the estimated costs of sale. It subtracted from those values the Corporation's liabilities, the estimate of taxes which would be due on a sale of the assets, the costs of liquidation, including the costs associated with shutting down the mill operation, and the costs to the Corporation of the resulting layoffs. Taxes alone on a sale of the assets at the highest appraised values would be more than $5,900,000. These factors are discussed in more detail in "Appraisals Considered-Other Value Components" below.

     The estimated proceeds from a liquidation, based on the appraisals discussed in "Appraisals Considered," and adjusted for estimated selling costs, ranged from a low of $15,570,696, or about $76 per share, to a high of $19,300,186, or more than $94 per share. As described in more detail in "Appraisals Considered -- Other Value Components", liabilities, taxes, and costs to shut down were estimated at $7,174,234, or about $35 per share, for the low range of values and $7,529,336 or nearly $37 per share, for the high range of values. This yielded a net liquidation value to Lane Shareholders of about $8,396,000, or approximately $41 per share at the lowest appraised values, using the high range of estimated liquidation expenses. The review estimated a net liquidation value of nearly $11,771,000, or approximately $58 per share, if the assets could be liquidated at the high range of appraised values, and with the lowest estimate of liquidation expenses. See "Appraisals Considered -- Other Value Components" for more detail about the estimate of liabilities, taxes and costs used in this calculation.



     The Board of Directors also considered the Corporation's value to its shareholders as an operating entity in light of its past profits and losses, its uncertain future prospects, its limited history of dividend payments, and the lack of an active trading market for Lane Common Stock.


     The Board of Directors gave the greatest consideration to the actual results of its extensive negotiations. Those negotiations gave the best indication of what the Corporation is truly worth on the market. The Board of Directors sought bids from all the different parties who expressed interest in purchasing the Corporation. Each bidder was given an opportunity to refine its proposal. Out of this process, PMI emerged with the best offer. The process used by the Board of Directors is explained in the "History of Negotiations", above. The process conducted by the Board of Directors produced a more accurate method of determining value than any appraisal could. For this reason, the Board of Directors decided that a separate appraisal of the Corporation, or fairness opinion, was unnecessary.

     In determining that the Purchase Price is a fair price and in the best interests of Lane Shareholders, the Board of Directors placed primary importance on the fact that the Purchase Price presented with this Merger Agreement emerged from the extensive bidding process as the best offer. Although of secondary importance, the Board of Directors also noted that the Purchase Price is near the middle of the range of values determined by its review of the liquidation values discussed above.

APPRAISALS CONSIDERED.

     TIMBER APPRAISAL. The Corporation's timber is the largest component of its value and the component whose value is most reliably obtained. There is a ready market for comparable types of timber, and the prices paid for timber and timberland are frequently reported.

     In late 1994, when the Board of Directors entered into negotiations with Tree Products, it decided to have the Corporation's timberlands appraised. Management hired Gary

Thompson to conduct the appraisal. Mr. Thompson's crew cruised the timber during December 1994 and January 1995, and reported on its value by estimating the volume of timber available and its likely market price as stumpage. He also compared the Corporation's timberland tracts to other similarly situated tracts which had sold near the time of his appraisal.

     For purposes of the appraisal, Mr. Thompson assumed the Corporation had good marketable title to the timberlands, and there were no impediments to logging the timber from lack of access or environmental restrictions, other than the normal laws governing timber removal. Management believes these are accurate assumptions. He ignored, for purposes of his appraisal, any value for water rights, gas, oil or minerals which might exist on the property. Because of the geology of the region, the remote locations of the timberlands and the restrictions on non-timber uses imposed by Oregon's land use planning laws, management believes that such rights, if any, are a negligible component to the value of the timberlands.

     Mr. Thompson concluded that the value of the timberlands as of January 11, 1995 was between $11,700,000 and $11,900,000, or $57 to $58 per share.
However, he further concluded that if all the tracts were sold together, the combined sale would be large enough to command a premium in the market, making the timber worth $13,600,000 to $13,900,000, or from $66 to nearly $68 per share.


     The Board of Directors does not have specific information as to the changes in values of the appraised timberland after the appraisal. The timberland value is determined primarily by the value of its timber. Sales of private timber are not publicly reported, and the Corporation does not purchase timber directly. However, based on modest declines in the prices of veneer since the appraisals, management believes that values for the timber on the Corporation's timberland have declined somewhat from the appraised values.

     Mr. Thompson is an experienced timber appraiser, having worked in the field for 22 years. He has appraised timber for several Oregon timber companies, as well as for banks, government agencies, bonding companies and other institutions with an interest in determining timber values. He has no present or future interest in the property, or in the outcome of the Merger negotiations. There has been no material relationship between Mr. Thompson or any of his affiliates and the Corporation or any affiliate of the Corporation, nor is such a relationship contemplated in the future.

     No limitations were placed on Mr. Thompson in preparing his appraisal. Mr. Thompson appeared at the Corporation's 1995 annual meeting and explained his appraisal methods and answered questions regarding the appraisal at that time. Mr. Thompson was paid approximately $19,000 for his appraisal.
Management selected Mr. Thompson to conduct the appraisal, after seeking bids from several qualified timber appraisers, based on his bid price and availability to perform the appraisal.

     Any estimate of the value of the timber has to take into account that any sale of the timber by the Corporation would result in a capital gain to the Corporation that would be subject to income tax at both the federal and state level. For instance, if the timberland of the Corporation were marketed and sold for the highest value in the appraisal, $13,900,000, the after-tax proceeds to the Corporation, ignoring any costs of sale, would be approximately $8,970,000, less than $44 per share.

     THE PLYWOOD MILL. The plywood mill is more difficult to value because the uncertainties of the plywood market mean the mill might attract few buyers. In addition, because of the many mill closures in the Northwest since 1989, used mill equipment is readily available and generally difficult to sell. However, if restrictions on the harvest of federal timber in the Northwest are lifted, such equipment could have substantially greater value.

     The mill was last appraised in September 1993. That appraisal, by Byron Slack of the National Appraisal Company, Inc. ("National") concluded it had a fair market value as an operating plant of $6,783,000, or about $33 a share. If the machinery were sold and the land and buildings liquidated, National concluded that it would have a value of $3,147,000, or less than $16 per share. National conducted a physical inspection of the mill at the time of the appraisal. National compared the equipment and land and buildings with similar equipment and land and buildings which had sold near the time of the appraisal.

     In connection with its decision to seek purchase offers following the 1995 annual meeting, the Board of Directors asked National to update its appraisal. That update, which was completed April 17, 1995, concluded that the liquidation value for the mill's equipment and land and buildings was $4,639,000, or nearly $23 per share. National did not update the appraisal as an operating mill.

      As with any sale of the timberlands, a liquidation of the plywood mill would entail a significant tax cost. The net after tax proceeds from a liquidation of the mill, ignoring any costs of sale and any costs associated with a liquidation and shut down, would be $3,636,000, or less than $18 per share.

     National's update of its appraisal indicated that the value of the mill equipment, machinery and rolling stock had dropped by approximately 10%, to $2,500,000, from the value in September 1993, despite a net investment by the Corporation in such equipment, machinery and rolling stock of approximately $200,000 during the same period. However, National found an increase in the value of the land and buildings at the mill site, to $2,139,000, resulting in the higher overall estimated value of the mill in the update.

     The value reported in National's appraisal includes the value of the land and buildings. However, the appraisal did not include a parcel owned by the Corporation with possible environmental contamination. For purposes of the appraisal, National assumed that the Corporation provided accurate descriptions of its property, had good marketable title to the land, buildings and equipment, and that there is no significant environmental contamination on the portion of the mill site included in the appraisal. Management believes these are accurate assumptions.

     Mr. Slack has been president and owner of National since it was established in 1980. National has performed appraisals for more than 60 Northwest industrial timber products firms, including Bohemia, Inc., Champion International, Inc., Louisiana Pacific Corp., and Weyerhauser Company. In addition, National had conducted previous appraisals for the Corporation in connection with property tax issues. Neither National nor Mr. Slack had an interest in the property or in the outcome of the Merger. There has been no material relationship between National or any of its affiliates and the Corporation, nor is such a relationship contemplated in the future.

     No limitations were placed on National in preparing the appraisal, except the instruction not to include in the appraisal the parcel with possible environmental contamination. National was paid approximately $15,000 for the 1993 appraisal and $5,000 for the update to that appraisal. Mr. Slack appeared at the 1995 annual meeting of shareholders and explained the 1993 appraisal and answered questions with respect to that appraisal. Management selected National for the update because of National's familiarity with the mill from the prior appraisals.

     OTHER VALUE COMPONENTS. The Corporation's value is not just the sum of the value of its two major components. Taxes and other costs of sales, including the cost of a shut down if assets are to be liquidated, would be substantial. The liabilities of the Corporation as disclosed in the financial statements, and other factors such as the unfunded health care commitments and potential environmental liability also reduce the Corporation's total net value. Value is also affected by the risks to a buyer who intends to continue operations of operating a forest products company under current conditions.

     The tax cost of selling the Corporation's major assets would be substantial. If the Corporation sold the timberlands and mill at the highest appraised values, the tax costs for the gain on the sale would be more than $5,900,000, or nearly $29 per share. In addition, there would be significant broker, legal, accounting, and closing fees associated with any sale of the assets. These costs are not reflected in the appraisal figures.

     Any liquidation of the Corporation would also create substantial costs in connection with shutting down the mill and laying off the employees. These costs include the costs of payroll during the WARN act notification period, and the costs for maintenance, security and mothballing the equipment, machinery, rolling stock and building during a period of orderly liquidation that could last for two or three years. Management estimates these costs at between $500,000 and $2,400,000. Expressed in per share values, these costs range between more than $2 per share to almost $12 per share.

     Any analysis of the potential value to be obtained from liquidating the Corporation's assets should also take into account the time value of money for the period of liquidation and for a period of five years after a dissolution of the Corporation until creditor claims are barred by the provision of the Oregon Business Corporation Act governing corporate dissolutions.

     The accrued unfunded health care commitment liability, using generally accepted accounting principles, is approximately $500,000, or more than $2 per share. In accruing this amount, management assumed a health care trend cost rate of 9% until 2001, and 5% thereafter. The actual amount of benefits paid under the plan in fiscal 1995 was $14,336.

     The potential environmental liability, in particular, is difficult to measure. Based on its analysis of the issue, management believes that a reasonable estimate of likely liability is approximately $85,000, or less than $.50 per share, depending in part upon factors beyond the Corporation's control. Management is aware of other areas of potential environmental liability, but believes other parties should be responsible for substantially all of the costs associated with any clean up of those areas. However, there is no assurance that such other parties will be willing, or able, to pay such costs, if a cleanup should be necessary.

     One such area is a former landfill site previously owned and operated by Lane County. Management believes Lane County will be responsible for any cleanup of the site, if cleanup is required by law. No cleanup is currently required. However, management believes no development can occur on the site until such time as there is a cleanup, so management believes this portion of the mill site has very little or no value. For this reason, this portion of the mill site was excluded from the appraisal of the mill. See "Appraisals Considered -- The Plywood Mill". The other such area is a portion of the mill site which was contaminated by a resin spill by a former tenant. That tenant has cleaned the site, and management does not believe further cleanup will be required. Should additional remediation be required, management expects the former tenant to perform the cleanup. That portion of the mill is included in the mill appraisal.

     Any purchaser of the Corporation who intends to continue operations must also take into account such risk factors as the uncertain supply of quality veneer, the effect on veneer prices from the reductions in the federal timber harvest, and the competition from engineered panels and southern plywood mills.

     Using these other components to a liquidation valuation, the Board of Directors concluded, as described in "Fairness of the Transaction," that the net realizable value of the Corporation through a liquidation would be between $8,396,000, or approximately $41 per share, and $11,771,000, or approximately $58 per share.

     AVAILABILITY OF APPRAISALS. Copies of the appraisals by Mr. Thompson and National, as well as the update of the National appraisal, are available for inspection and copying at the Corporation's principal executive offices during the Corporation's regular business hours by any interested Lane Shareholder or any representative of any Lane Shareholder, who has been so designated in writing. Any copies will be made at the expense of the requesting shareholder.

RECOMMENDATION OF THE DIRECTORS.

     RECOMMENDATION OF THE MAJORITY OF DIRECTORS. After considering all of the factors described above, a majority of the Corporation's directors have determined that the Merger is in the best interest of Lane Shareholders and recommend that Lane Shareholders vote for approval. The majority of the Board of Directors believes the Purchase Price to be paid for Lane Common Stock is a fair price. Francis Bales was the only director to vote against approval of the proposed Merger Agreement.


     DISCUSSION OF FRANCIS BALES' VOTE AGAINST THE MERGER AGREEMENT. Mr. Bales said he voted against the proposed Merger Agreement because he believes the value of the Corporation and its assets would sustain a program of paying dividends to Lane Shareholders. He said he believes Lane Shareholders will be better off with such a program than with the cash they will receive upon the Merger.

     Mr. Bales also said he believes the employees and the community will be better off if ownership of the Corporation continues with the existing Lane Shareholders, rather than PMI. Mr. Bales said he wants it made clear he has nothing against PMI, but simply believes that existing Lane Shareholders, employees and the community will be better off if the Merger does not occur.

     Mr. Bales is an employee of the Corporation, working as a sander operator. He has received a copy of this statement, which was written by the Corporation's legal counsel. He agrees this adequately states his position. Mr. Bales does not intend to submit for inclusion in this Proxy Statement a written statement regarding his reasons for objecting to the Merger Agreement.

     INTERESTS OF CERTAIN PERSONS IN THE MERGER. Several of the directors own shares in the Corporation. They will benefit to the same extent, with respect to their shares, as other Lane Shareholders. Several of the directors are also employees of the Corporation and, as such, have an interest in assuring the continued operation of the Corporation's business.

     The Board of Directors, acting in executive session with Gary Jensen excused, recommended to PMI that it pay bonuses to Gary Jensen, Carl Wiley and Janis Johnson in the amounts of $30,000, $30,000, and $25,000, respectively, following the close of the Merger, if they are still employed by the Corporation. Any payment of this bonus would be by PMI. PMI is under no obligation to pay such a bonus. At the date of this Proxy Statement, PMI has indicated it will not make such a payment.

     The Corporation's executive officers, Gary Jensen, Carl Wiley and Janis Johnson have all had discussions with PMI concerning their continued employment after the Merger. Management believes PMI will continue employing each through calendar 1996 at their present salaries.

     No director, nominee for director, executive officer of the Corporation, or associate of any of them, will receive any other benefit, direct or indirect, by security holdings or otherwise, from the Merger.

VOTE REQUIRED FOR APPROVAL.

     The affirmative vote of the holders of a majority of the outstanding shares of Lane Common Stock is required to approve the Merger Agreement.

     Abstentions and broker nonvotes will be treated as no votes in determining whether the Merger Agreement is approved. As of the record date, there were 204,662 shares of Lane Common Stock outstanding. Therefore, at least 102,332 shares must be voted in favor of the Merger. In addition, PMI need not proceed with the Merger if the number of dissenting shares exceeds 30% of the total outstanding shares.

     On the record date, the Corporation's directors, executive officers and their affiliates owned 6.7% of the outstanding Lane Common Stock. See "Beneficial Ownership of Common Stock", below. All of the Corporation's directors except Francis Bales have stated their intent to vote their shares to approve the Merger Agreement. Mr. Bales is the beneficial owner of 1,201 shares, or .6% of the outstanding shares of Lane Common Stock.

     The majority of the Board of Directors recommend that Lane Shareholders vote FOR approval of the Merger Agreement.

     If the Merger Agreement is not approved, the Board of Directors has no specific plan for future operation of the Corporation. The Board of Directors anticipates that if the Merger Agreement is not approved, it would continue to operate the business in much the same manner as it has in the past, while it considered possible options. Any decisions would depend, in part, on the understanding of the Board of Directors as to the reasons for votes against approval of the Merger Agreement.

OTHER CONDITIONS WITH RESPECT TO THE MERGER.

     Before the Merger Agreement can be completed, certain conditions spelled out in the Merger Agreement must be satisfied. These conditions include the following:

     SHAREHOLDER APPROVAL. The Merger must be approved by an affirmative vote of a majority of the outstanding shares of Lane Common Stock.

     LACK OF EXCESSIVE DISSENTS. PMI is not required to consummate the Merger if holders of more than 30% of the Lane Common Stock exercise dissenters' rights.

     LITIGATION AND OTHER MATTERS. The completion of the Merger is also conditioned on the absence of any action, suit or proceeding, either pending or threatened, before any court or administrative agency, if such action, suit or proceeding could result in a ruling that would prevent consummation of, or require rescission of, the Merger. In addition, the completion of the Merger is conditioned on the absence of any action, suit or proceeding, either threatened or pending, before any court or administrative agency, which could impose any liability on any of the officers or directors of the Corporation on account of the Merger.

     OTHER ACTIONS BY PMI. The obligation of Lane to complete the Merger is conditioned on PMI and LAI performing all the covenants of the Merger Agreement; confirming that all the representations and warranties of PMI and LAI have been fulfilled and are true; and providing the Corporation with an opinion of counsel to PMI and LAI as to certain matters.

     OTHER ACTIONS BY THE CORPORATION. The obligation of PMI and LAI to proceed with the Merger is conditioned on the Corporation performing its covenants and confirming that its representations are true; making no material adverse changes in its assets, earnings, business operations, prospects or financial condition; and having no changes in the required accounting principles which would effect the transaction. The Corporation must also furnish PMI and LAI with an opinion of the Corporation's counsel as to certain matters.

PAYMENT FOR SHARES.

     The Purchase Price for each share of Lane Common Stock will be $49. The Purchase Price does not depend on the Corporation's operating results during the period between the execution of the Merger Agreement, which occurred on October 26, 1995, and the actual date of closing of the Merger. There are no differences in the rights of Lane Shareholders with respect to their shares under the Merger Agreement.

     Payments to Lane Shareholders for their respective shares will be made through Oregon Title Company ("Oregon Title"), acting as exchange agent. On the Effective Date, PMI will deposit the Purchase Price for all the outstanding shares of Lane Common Stock with Oregon Title. Oregon Title will send a notice to each Lane Shareholder of record as soon as practical thereafter. The notice from Oregon Title will contain specific instructions as to how to turn in share certificates and receive cash. Lane Shareholders who exercise and perfect their dissenters' rights will be paid only in accordance with the statutory procedure governing dissenters' rights. A discussion of that statutory procedure is contained in "Rights of Dissenting Shareholders", below.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

PLEASE RETAIN YOUR SHARE CERTIFICATES UNTIL SUCH TIME AS YOU RECEIVE THE EXCHANGE INSTRUCTIONS FROM OREGON TITLE. DO NOT BRING SHARE CERTIFICATES TO THE MEETING.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     Receipt of the Purchase Price by Lane Shareholders in return for their Lane Common Stock will be a taxable transaction. A general discussion of the tax impact of the transaction is provided in "Certain Federal Income Tax Consequences to Lane Shareholders," below.

RIGHTS OF DISSENTING SHAREHOLDERS.

     Certain provisions of the Oregon Business Corporation Act entitle Lane Shareholders to dissent from the Merger and receive the "fair value", as that term is defined therein, of the shares in lieu of the Purchase Price payable under the Merger Agreement. The "fair value" may be more or less than the Purchase Price. The statutory provisions describing dissenters' rights are included as Appendix B to this Proxy Statement.

MERELY VOTING AGAINST APPROVAL OF THE MERGER AGREEMENT IS NOT SUFFICIENT TO ESTABLISH DISSENTERS' RIGHTS. FAILURE TO STRICTLY FOLLOW ANY OF THE PROCEDURES SET FORTH IN THE STATUTES REPRODUCED IN APPENDIX B MAY RESULT IN LOSS OF STATUTORY DISSENTERS' RIGHTS.

     A shareholder may not dissent as to less than all of the shares registered in his or her name, except that a recordholder of shares for the benefit of more than one person may treat each such person as a separate shareholder for the purpose of the election to dissent if the recordholder discloses to the Corporation the name and address of each person on whose behalf the recordholder dissents.

     The following is a summary of steps that must be taken for the effective exercise of dissenters' rights. However, the summary is not intended to be complete and is qualified in its entirety by reference to the statutes set forth in Appendix B. Lane Shareholders should look to the provisions of the Oregon Business Corporation Act reproduced in Appendix B for a complete recitation of the steps necessary to protect their rights.

     NO VOTE IN FAVOR OF THE MERGER. A Lane Shareholder wishing to assert dissenters' rights must not vote in favor of approving the Merger Agreement. Delivery of a proxy that does not specify a choice will be voted in favor of approving the Merger Agreement and will disqualify that Lane Shareholder from exercising dissenters' rights. However, abstention is not a vote in favor of approving the Merger Agreement.

     WRITTEN NOTICE OF INTENTION TO DEMAND PAYMENT. A Lane Shareholder wishing to assert dissenters' rights must also deliver to the Corporation, BEFORE the vote on the Merger Agreement, written notice of his or her intention to demand payment. A written notice delivered after that time will be ineffective to preserve dissenters' rights. A vote against approval of the Merger Agreement does not constitute written notice. The written notice may be in the form of a letter and must be delivered to the Secretary of the Corporation at the address indicated on the cover of this Proxy Statement, BEFORE the vote on the Merger Agreement is taken.

     FORM FOR DEMANDING PAYMENT. If the Merger Agreement is approved, either the Corporation or PMI as its successor, will mail notice of the approval of the Merger to any Lane Shareholder who gave the written notice of intention to demand payment and who did not vote in favor of the Merger Agreement. This notice will be sent to those dissenting Lane Shareholders no later than 10 days after the Merger Agreement is approved.

     The notice will state where payment demand must be sent and where and when the share certificates must be deposited. The notice will contain the form required for demanding payment. The notice will also contain a time, not less than 30 and not more than 60 days from the mailing of such notice, within which the dissenting Lane Shareholder must return his or her payment demand form and deposit the stock certificates.

     A dissenting Lane Shareholder sent such notice must demand payment, certify the date of acquisition of beneficial ownership of the shares, and deposit the stock certificates in accordance with the notice. A dissenting shareholder who does not demand payment or deposit the shareholder's certificates where required, each by the date set forth in the notice, is not entitled to payment for the shares as a dissenting shareholder. Neither a vote against approval of the Merger Agreement nor a notice of intent to demand payment constitutes this required payment demand form or deposit of stock certificate.

     REMITTANCE TO DISSENTING SHAREHOLDERS. After receipt of the stock certificate(s) and the payment demand form, and after consummation of the Merger, the Corporation or PMI as its successor will remit to each dissenter who has taken the steps described above, the amount the Corporation or PMI as its successor estimates to be the fair value of the shares, with any accrued interest. The dissenting shareholder shall also be sent: (1) the Corporation's unaudited balance sheet and income statement at and for the period ended February 29, 1996, (2) the latest available interim financial statements for the Corporation, (3) an explanation of how the fair value of Lane Common Stock was estimated, (4) an explanation of how any accrued interest was calculated, (5) a statement of the dissenter's right to demand payment under ORS 60.587, and (6) a copy of ORS 60.551 to 60.594. Interest will accrue from the Effective Date of the Merger until the date of payment.

     If the Merger is not consummated within 60 days after the date set for demanding payment and depositing stock certificates, the deposited certificates will be returned.

     DEMAND FOR PAYMENT OF DEFICIENCY. If any dissenting Lane Shareholder, who has otherwise properly exercised his or her dissenter's rights: (1) is not paid within 60 days after the date set for demanding payment, or (2) believes that the amount remitted is less than the fair value of his or her shares of Lane Common Stock, or (3) believes that the interest is not correctly determined, then the dissenter may, within 30 days after the remittance was mailed, send the Corporation or PMI as its successor his or her own written estimate of the value of the shares or interest and demand for the deficiency. If no such demand for payment of a deficiency is made within 30 days after the remittance was mailed, the dissenter is entitled to no more than the amount originally remitted.

     COURT APPRAISAL. If any dissenting Lane Shareholder who has made a proper demand for payment of a deficiency has not reached an agreement with the Corporation or PMI as its successor as to the fair value of his or her shares within 60 days after demand, the Corporation or PMI as its successor must either petition a court of competent jurisdiction in Lane County, Oregon, to determine the fair value of the shares and any accrued interest thereon, or pay the amount demanded by the dissenting shareholder. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the fair value. Dissenters who have not previously come to an agreement will be entitled to judgment for any amount by which the court finds the fair value of their shares of Lane Common Stock exceeds the amount paid, with interest.

     The costs of the court appraisal proceeding, including reasonable compensation and expenses of appraisers appointed by the court, will be assessed against the Corporation or PMI as its successor unless the court finds that the refusal of any dissenting shareholder to accept an offer for his or her shares was arbitrary, vexatious or not in good faith, in which event such costs may be apportioned as the court deems equitable. Fees and expenses of counsel and experts may be assessed, in the court's discretion, against the Corporation or PMI as its successor if the court finds it failed to comply substantially with the provisions of the statutes with respect to dissenters' rights.
Additionally, the court may assess such fees and expenses against any party acting arbitrarily, vexatiously or not in good faith with respect to such rights.

     MEANING OF "FAIR VALUE". ORS 60.551(4) defines "fair value" to which any dissenting Lane Shareholder is entitled as the value of the shares immediately before consummation of the Merger, excluding any element of appreciation or depreciation in anticipation of the Merger unless such exclusion would be inequitable. The amount determined to be the fair value may be more than or less than the Purchase Price under the Merger Agreement.

     In determining the fair value of any dissenter's shares, the court will consider any relevant evidence of value presented to it. Such evidence may include appraisals of the Corporation by any appraisers appointed by the court, the appraisals of the timberland and of the plywood mill discussed in "Appraisals Considered", above, the tax and other costs associated with any sale of the Corporation's assets, the liabilities of the Corporation, the history of negotiations for the purchase of the Corporation, the lack of any active trading market for the Corporation's stock, and the earnings and future prospects of the Corporation, among other information.

     CONSEQUENCES OF DISSENT ON APPROVAL OF THE MERGER. Under the Merger Agreement, PMI need not proceed with the Merger if owners of 30% of the outstanding shares of Lane Common Stock exercise their dissenters' rights. In addition, an affirmative vote of a majority of the outstanding shares is required to approve the Merger. As a result, a small number of dissenting shareholders, coupled with nonvotes of other Lane Shareholders and votes against the Merger by Lane Shareholders who do not exercise their right to dissent, could cause the Merger to fail, even if the dissenting shares do not meet the 30% threshold, and even if a majority of the votes actually cast are voted in favor of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO LANE SHAREHOLDERS.

     The following is a brief description of the anticipated federal income tax consequences of the merger to Lane Shareholders. It is not intended as tax advice, and is not intended to be a complete description of the federal income tax consequences of the Merger. This discussion is based on the Internal Revenue Code of 1986 ("Code"), as amended and as interpreted by regulation, administrative determinations, and court decisions. This discussion does not reflect any changes in the Code or its interpretation which occurred after January 15, 1996.

     Because of the complexity of federal, state and local income tax laws, each Lane Shareholder should consult his or her own tax advisor concerning the federal, state and local and other tax consequences from the Merger.

     For purposes of this discussion, it is assumed that Lane Shareholders hold their common stock as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code. The tax consequences to any particular Lane Shareholder may be affected by matters not discussed below. For example, certain taxpayers, such as insurance companies, trusts and estates, non U.S. Citizens, tax exempt organizations, and shareholders of PMI, may be subject to special rules not addressed in this discussion. Such shareholders are particularly cautioned to consult their tax advisors for a clear understanding of the tax consequences of the merger.

     Lane Shareholders will recognize gain or loss for federal income tax purposes measured by the difference between the cash received for their shares and the shareholders' tax basis in the shares exchanged. Such gain or loss will be long-term capital gain or loss if the shareholder held or is considered to have held the shares for more than one year. In general, capital gain is taxed in the same manner as other income. However, as of the date of this writing, the maximum tax rate for individuals on net capital gain (the excess of net long-term capital gain over net short-term capital loss) is 28%.

     A taxpayer's long-term capital gain is added to the taxpayer's other income to determine whether the taxpayer's income level results in the phase-out of certain tax benefits, such as personal exemptions, itemized deductions, deduction of IRA contributions, exemption of social security benefits, the earned income credit, the alternative minimum tax exemption, and the rental real estate exemption from the limitation on use of passive losses and credits. Therefore, the total additional federal income tax resulting from each dollar of capital gain may be more than $.28.

     For corporate taxpayers, net capital gains are taxed at regular tax rates.

     Capital losses may be used to offset capital gains. For individuals, the excess of capital losses over capital gains can be set off against $3,000 of ordinary income in any one year, and unused capital losses may generally be carried forward to subsequent years. Corporate taxpayers may not offset capital losses against ordinary income. However, capital loss carry backs and carryovers may be available.

     Cash received by any shareholder who exercises his or her dissenter's rights will be treated as a distribution in redemption of shares, and the shareholder will be taxed on the cash received in accordance with Section 302 of the Code. In general, such payments will be treated as a payment in exchange for stock, with the same tax results as described above for nondissenting shareholders.

     The cash payments due to Lane Shareholders, whether as the Purchase Price paid in accordance with the Merger Agreement or as the "fair value" paid to Lane Shareholders who comply with the requirements of dissenters' rights, will be subject to "backup withholding" for federal income tax purposes unless certain requirements are met. Under the Code, 31% of the cash payments due to any Lane Shareholder must be withheld if the shareholder is subject to backup withholding and the federal income tax liability of such shareholder would be reduced by the amount so withheld. To avoid backup withholding, a Lane Shareholder must supply Oregon Title with his or her taxpayer identification number and complete a form in which he or she certifies that he or she has not been notified by the Internal Revenue Service that he or she is subject to backup withholding as a result of a failure to report interest or dividends. The taxpayer identification number of an individual is his or her Social Security number. The required Internal Revenue Service form will be provided with the exchange instructions to be provided by Oregon Title to each Lane Shareholder following consummation of the Merger.

     No ruling has been or will be requested from the Internal Revenue Service as to any of the tax consequences of the Merger and no opinion of counsel has been or will be rendered to the Corporation or the Lane Shareholders with respect to any of the tax consequences of the Merger.

ACCOUNTING TREATMENT OF THE MERGER.

     For accounting purposes, the Merger will be treated as a purchase of the Corporation by PMI. The parties anticipate that, at the corporate level, the Merger and subsequent liquidation of the Corporation into PMI will be treated as a tax-free reorganization, thus generating no income tax liability to the Corporation, PMI or LAI.

OPERATION OF LANE PLYWOOD AFTER THE MERGER.

     Following the Merger and the liquidation of the Corporation into PMI, PMI has indicated that its present intention is to continue the ongoing business operations of the Corporation, to continue employing a sufficient number of employees of the Corporation that no notice under the WARN Act is required and to honor all of the outstanding contractual and statutory obligations of the Corporation. However, consistent with good business practices, PMI also intends to continue to review and analyze the Corporation's operations and assets in light of the plywood market and other relevant factors.

     PMI has indicated that it may consider a variety of alternatives including, but not necessarily limited to, continuing the Corporation's business operations as they have been conducted, expanding the capacity or otherwise making improvements at the Corporation's plywood plant, leasing the Corporation's plywood plant to some third party (which may be an entity including some or all of PMI's shareholders) for operation by that third party, disposing of certain of the Corporation's assets, or some combination of the foregoing. The Corporation has been advised that no decisions have been made by PMI as to any of these possible actions.

     If PMI makes any decision regarding the ongoing operation of the plywood plant prior to the Meeting, the Merger Agreement requires PMI to communicate that decision to the Corporation so that it can be communicated to the Corporation's shareholders. In particular, if PMI were to decide prior to the completion of the Merger to lease the Corporation's plywood plant to a third party, the Merger Agreement requires PMI to give notice to the Corporation's Board of Directors and to give good faith consideration to any input which the Corporation's Board of Directors may have as to the intended operator of the plant if PMI determined it to be reasonably practicable under the circumstances to do so. After the completion of the Merger, these decisions can be made by PMI in its sole discretion without the need to notify any party.

     PMI has indicated that it intends after the completion of the Merger to conduct a complete review and analysis of the Corporation's wages, employment policies and practices. Any new wage scale or employment policies and practices adopted by PMI will be communicated to employees as soon as they are adopted. However, the Merger Agreement requires PMI to exercise reasonable efforts to preserve the portability feature of the Corporation's current medical insurance (especially with respect to coverage for preexisting medical conditions) and to maintain the Corporation's 401(k) plan, at least as to voluntary contributions by employees. PMI has asked Carl R. Wiley, Gary R. Jensen and Janis M. Johnson to stay on with the Corporation after the closing of the Merger (if the Merger is approved by the Lane Shareholders) through the end of 1996. PMI has acknowledged that the Corporation presently has an effective management team and the Corporation has encouraged PMI to retain this management team to the extent and on such terms and conditions as are consistent with PMI's goals and good business practices.

                     SELECTED FINANCIAL DATA OF LANE PLYWOOD
                                FIVE YEAR SUMMARY

                                                     For the Years Ended November 30
                                 ---------------------------------------------------------------------
                                     1995(a)     1994(b)(d)    1993(c)(d)    1992(c)(d)      1991
OPERATING RESULTS
Net sales                         $39,621,899   $37,772,648   $36,776,328   $33,882,168   $27,202,211

Operating income (loss)               545,940       804,405       756,398       240,913      (411,269)

Income (loss) before
  cumulative effect                  (335,382)      438,562       449,654       104,571      (389,207)
Cumulative effect on prior
  years of change in
  accounting principle
  for income taxes                                  185,600
Net income (loss)                    (335,382)      624,162       449,654       104,571      (389,207)

- ------------------------------------------------------------------------------------------------------

PER SHARE DATA
Income (loss) before
  cumulative effect                    $(1.64)        $2.14         $2.20         $ .51        $(1.90)
Cumulative effect on prior
  years of change in
  accounting principle
  for income taxes                                      .91
Net income (loss)                       (1.64)         3.05          2.20           .51         (1.90)
Cash dividends declared
  per share                                             .25

- ------------------------------------------------------------------------------------------------------

FINANCIAL POSITION
Current assets                    $ 3,268,653   $ 4,305,444   $ 4,027,152   $ 3,911,464   $ 3,434,973
Current liabilities                 1,664,412     2,562,649     2,613,508     2,748,302     1,910,675
Working capital                     1,604,241     1,742,795     1,413,644     1,163,162     1,524,298
Total assets                        6,258,732     7,530,039     7,449,220     7,217,906     6,169,672
Long-term debt, excludes
  current portion                      95,021       124,428       418,273       503,401       518,484

- ------------------------------------------------------------------------------------------------------

EQUITY
Shareholders' equity              $ 4,286,971   $ 4,336,356   $ 3,314,590   $ 3,406,801   $ 3,495,130
Book value per share                  $20.95       $21.19         $16.20        $16.65       $17.08
Weighted average shares
  outstanding                         204,662       204,662       204,662       204,662       204,662


(a) Includes loss on settlement of pension plan of $1,357,676 and gain on sale of land of $319,557.
(b) Includes additional expense of $61,680 from application of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions"; and the cumulative effect (income increase) of $185,600 from SFAS No. 109, "Accounting for Income Taxes". The cumulative amount of the effect has been restated from the amount that was previously reported. See footnote 4 to the financial statements.
(c) Operating income includes gain on sale of timber contracts of $200,515 in 1993 and $631,200 in 1992.
(d) Reflects the adoption of SFAS No. 87, "Employers Accounting for Pensions". The impact was to reduce shareholders' equity by $192,900, $734,767 and $285,997 in 1992, 1993 and 1994, respectively.

                         INFORMATION ABOUT LANE PLYWOOD.

GENERAL.

     The Corporation has its principal offices at 65 North Bertelsen Road, Eugene, Oregon 97402, area code (541) 342-5561. The Corporation was founded in 1952, when a group of investors and workers formed the Corporation to purchase a bankrupt plywood mill. Operations began in December 1952. Operations consisted of a leased peeling plant and the plywood mill. In 1971, the Corporation purchased the peeling plant and added a chipping operation. In 1975, the Corporation acquired a sawmill, and another peeling plant and chipping operation.

     The sawmill operated for five years at limited levels and was dismantled in 1981. The small peeling plant and barker were sold in 1991. In 1992, the Corporation shut down the large peeling plant. In 1994, Lane discontinued its chipping operations. Shutting down these green end operations resulted in lay offs of more than 200 employees. At November 30, 1995, the Corporation employed 208 workers.

DESCRIPTION OF BUSINESS OPERATIONS.

     The Corporation produces softwood plywood at its 92 acre plant site in Eugene, Oregon. Its business includes purchasing veneer to satisfy veneer needs, manufacturing and selling plywood from the purchased veneer, selling green or dry veneer, custom drying and composing veneer, selling plywood manufacturing byproducts, and operating a plywood reload operation.

     The principal product manufactured and sold by the Corporation is softwood plywood. Other products include the byproducts and veneers described above. Sales of dry veneer used in the laminated veneer lumber market accounted for 16% of 1994 sales and 13% of 1995 sales. No other product contributed as much as 15% to revenue in any of the last three fiscal years. The Corporation's market for plywood is scattered throughout the 48 contiguous states and Hawaii. Sales are handled by a one-person sales staff from the Eugene mill. Customers include brokers and large distribution warehouses. Except for minor local sales, sales are made in rail carload or truckload lots, both of which are made from the mill's shipping facility. The major manufacturing byproduct, ply trim, is sold to a mill in Oregon.

     Nearly all of the Corporation's plywood products are classified as commodities and are manufactured to voluntary product standards administered by the National Bureau of Standards. The Corporation has no material new products in the development stage. However, the Corporation has been working to find niche noncommodity markets. In 1995, it started to sell plywood blanks to snowboard manufacturers to serve as the core for the snowboards. Sales in fiscal 1995 of this product amounted to approximately $80,000.

TREE FARMS.

     The Corporation purchased its first tree farm in 1974, and has since added additional timberland so that it now owns 2,105 acres of timberland. The Corporation does not anticipate that it can satisfy its raw material needs from these tree farms.

     The tree farms consist of seven separate parcels, all located in Klamath, Lane and Douglas counties in Oregon. They consist primarily of cut over areas that have been or are being reforested. None of the timberland is presently being used for production, although thinning operations have produced some revenue. In fiscal 1995, the revenue from thinning was $47,800, in 1994, it was $59,500, and in 1993 it was $662,794.

SOURCES OF RAW MATERIAL.

     Like many other forest products companies in Oregon, the Corporation has been highly dependent on the federal government for its raw material supply. As environmental and wildlife concerns have caused reductions in federal timber harvests, local supplies of veneer have been reduced and prices have risen. As a consequence, the Corporation has expanded its number of suppliers and has begun purchasing veneer from Canada, the South and South America. Other sources of veneer are being investigated continuously.

FACTORS AFFECTING REVENUES.

     The plywood industry is somewhat seasonal because of construction slowdowns in some consuming areas caused by unfavorable weather. However, seasonal demand is nearly offset by production curtailments resulting from unfavorable weather in some of the producing areas. Housing starts impact the demand for plywood. However, the Corporation has been moving its production to heavy sanded plywood, used primarily for commercial building, to reduce the effect of changes in housing starts on its production.


     The Corporation does not carry inventories in order to meet delivery requirements of customers. The Corporation does not maintain a material backlog of orders. Its backlog seldom exceeds ten days' production. Manufacturing is tied directly to orders, and panels are generally not constructed without orders. Veneers are normally purchased based on projected weekly needs. Manufacturing operations are curtailed if orders don't merit operations.

     The Corporation does not give customers the right to return merchandise nor does it provide extended payment terms. Customers are invoiced immediately after the plywood has been shipped and all shipments require payment within ten days. Although one customer of the Corporation purchases in excess of 10% of the total production, the Corporation does not regard its sales as dependent on that customer, because of the commodity nature of the sales.

     In the past 15 years, softwood plywood mills in the South have become major competitors to the plywood mills in the Northwest. Those mills enjoy substantially lower raw material and labor costs than the northwestern mills. They are also closer to large midwestern and eastern markets that once were dominated by northwestern mills. Although plywood produced from the Northwest's Douglas Fir is still regarded as generally superior to the plywood produced from southern tree species, price is the primary consideration in making a sale. In addition, new engineered products such as wafer board and oriented strand board were developed during the 1980s to be inexpensive substitutes for plywood. They now are competing effectively with plywood in some applications.

     In the late 1980s and 1990s, timber harvest restrictions on federal lands raised raw material prices to northwestern mills. The combination of newer mills in the South with access to lower cost raw materials, cheaper labor and less expensive transportation and the introduction of engineered panels caused a consolidation in the Northwest plywood industry. The Corporation has survived these changes, and remains a competitive producer of plywood products.

     Patents, trademarks, licenses, franchises and concessions are not important in manufacturing or selling any of the Corporation's products. The Corporation does not spend a material amount on research and development activities.

PROPERTIES.


     In addition to the timberlands described above, the Corporation owns the 92 acre industrial site on which its plywood manufacturing and related plant facilities are located.

     In fiscal 1995, the Corporation sold more than seven acres of the site in two sales. One sale was to the State of Oregon Department of Transportation, of
7.2 acres. The other was of a small strip of .4 acres to a neighboring owner for an easement. The net gain to the Corporation from the two transactions was $319,557.

     The plant facilities include a plywood layup plant with production capacity of approximately 630,000 3/8 feet of plywood per day. This facility includes one 30 opening press, one 20 opening press, four veneer dryers, edge gluing equipment, veneer patching equipment, a polyurethane panel patching line, a high speed sander and sort system, and rail and truck shipping facilities.

     Two boilers provide heat for the plywood presses, veneer dryers and building heat. Bark, other wood waste and natural gas supply the fuel for the boilers. In addition, the industrial facility includes various plant buildings, storage warehouses, shops, office buildings, railroad sidings and paved areas for veneer storage.

     As of November 30, 1995, all the machinery and equipment was encumbered to secure a line of credit payable to a bank. One of the tree farms is secured by the same bank for a second loan. The Corporation has not drawn on that loan.

LEGAL PROCEEDINGS.

     Management knows of no legal proceedings, other than ordinary routine claims incidental to its business, pending against the Corporation. There are no proceedings in which an executive officer, director, nominee for director or associate of any such person is an adverse party to the Corporation.

MARKET FOR THE CORPORATION'S STOCK; DIVIDEND HISTORY.

     There is no active trading market for Lane Common Stock. The Corporation has approximately 400 shareholders and Lane Common Stock trades infrequently. Management of the Corporation does not request or track information about the price at which stock changes hands through private transactions. Therefore, the Corporation is unable to report on historic prices of Lane Common Stock.

     The Board of Directors paid a dividend of $.25 per share on January 15, 1995 to holders of Lane Common Stock of record as of November 30, 1994. No other dividends have been declared or paid during the previous three fiscal years. The Corporation's line of credit loan contains a covenant limiting dividends in any fiscal year to no more than 25% of the Corporation's annual net profits after taxes.

                          INFORMATION ABOUT PMI AND LAI

     Pioneer Merger, Inc. ("PMI") is a corporation which was incorporated under the laws of the State of Oregon on July 25, 1995 for the purpose of acquiring the Corporation. Lane Acquisition, Inc. ("LAI") is a corporation which was incorporated under the laws of the State of Oregon on October 25, 1995 solely for the purpose of engaging in the Merger. LAI is a wholly-owned subsidiary of PMI. The principal executive offices of PMI and LAI are located at P. O. Box 1042, Veneta, Oregon 97487. Their telephone numbers are (541) 935-5414.

     All of the outstanding capital stock of PMI is currently owned by Greg Demers, Ed King and Rick Re. The Merger Agreement provides that PMI shall not accept any other shareholder or investor in PMI prior to the completion of the Merger without the Corporation's prior written consent, which will not be unreasonably withheld. After completion of the Merger, PMI may add other shareholders or investors but has indicated that it has no agreements or understandings to do so.

     Neither PMI nor LAI have any existing business activities. However, each of the shareholders of PMI either own, operate or have interests in other forest products companies.

                              ELECTION OF DIRECTORS

     The Board of Directors consists of seven members, divided into three classes. Either two or three directors are elected annually to serve three-year terms. At the 1996 Annual Meeting, two directors in Class 3 will be elected for three-year terms. The term of office of directors Francis D. Bales and Carl M. Jensen will end upon the election of successor directors at the Annual Meeting. Carl Jensen is retired and is not a candidate for another term as a director.

NOMINEES.

     The Corporation's nominees for the Board of Directors are Francis D. Bales and Steven D. Barr. The proxy holders intend to vote all proxies received by them for the Corporation's nominees, except to the extent a contrary intent is indicated. As of the date of this proxy statement, the Board of Directors believes both Francis D. Bales and Steven D. Barr are willing and able to serve as directors. If either declines or is unable to serve as a director by the time of the annual meeting, the proxies will be voted for a substitute nominee designated by the present Board of Directors. The information concerning nominees for director is based on information furnished by the respective nominees.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                  NOMINEES FOR ELECTION AT 1996 ANNUAL MEETING
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
      NAME AND ADDRESS           PRINCIPAL OCCUPATION AND        DIRECTOR SINCE
                                         EMPLOYER
- --------------------------------------------------------------------------------
  Francis D. Bales,                Sander Operator                    1987
  age 58                           Lane Plywood, Inc.
                                   65 N. Bertelsen Road
                                   Eugene, OR  97402
- --------------------------------------------------------------------------------
  Steven D. Barr,                  Spreader leadperson                N/A
  age 40                           Lane Plywood, Inc.
                                   65 N. Bertelsen Road
                                   Eugene, OR  97402
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     Francis Bales has been employed by the Corporation since April 1959. He has worked as a glue mixer, and is now a sander operator.

     Steve Barr has been employed by the Corporation since September 1974. He is currently a spreader leadperson and before that worked for the Corporation as a core layer and sheet turner.

VOTE REQUIRED TO ELECT.

     The two director positions open for election are in Class 3, as defined in
Article 2, Section 2 of the bylaws. Under that provision, neither candidate for Class 3 needs to be a non-employee of the Corporation. The votes for each open position will be taken separately. The candidate for each position receiving the highest number of votes will be elected. Abstentions and other nonvotes will not be counted for purposes of determining the outcome of the election. Abstentions will be counted for purposes of determining if a quorum is present.

DIRECTORS WHOSE TERMS ARE CONTINUING.

     Information regarding the members of the Board of Directors whose terms continue beyond this year's Annual Meeting, is set forth in the box below. The information about each director has been furnished by the respective directors.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

           DIRECTORS WHOSE TERMS EXTEND BEYOND THE 1996 ANNUAL MEETING
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                                                                       Current
Name, Age and       Principal Occupation                   Director     term
Address             and Employer                            since      expires
- --------------------------------------------------------------------------------

  Paul F. Ehinger,   Forest Industry                         1986        1998
  age 72             Consultant
                     Paul F. Ehinger & Associates
                     1200 High St., Suite 22
                     Eugene, OR  97401
- --------------------------------------------------------------------------------

James E. Gent,       Veneer grader                           1979        1997
age 66               Lane Plywood, Inc.
                     65 N. Bertelsen Road
                     Eugene, OR 97402
- --------------------------------------------------------------------------------

Gary R. Jensen,      Resource Manager                        1988        1998
age 49               Lane Plywood, Inc.
                     65 N. Bertelsen Road
                     Eugene, OR  97402
- --------------------------------------------------------------------------------

Paul W. Jensen,      Retired                                 1991        1997
age 65               c/o Lane Plywood, Inc.
                     65 N. Bertelsen Road
                     Eugene, OR 97402
- --------------------------------------------------------------------------------

John W. Revell,      Bank Administrator                      1987        1997
age 42               Liberty Federal Bank, S.B.
                     899 Pearl Street
                     Eugene, OR 97401
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     Paul Ehinger has been self-employed as an independent forest products consultant for 11 years and has more than 40 years' experience in the forest products industry. Mr. Ehinger is elected to a position which requires that he meet the qualification of having extensive business and executive experience, but not be an employee of the Corporation. Mr. Ehinger meets that standard.

     James Gent is a veneer grader. He has worked for the Corporation since April 1959 and worked as a sheet turner on a spreader crew laying up plywood for 19 years, prior to becoming a veneer grader.

     Gary Jensen has been a human resource and timber manager of the Corporation since 1977, and has been chairman of the Board of Directors since 1991.

     Paul Jensen was employed as a quality controller and shift production supervisor for the Corporation for more than five years prior to retiring in 1993.

     John Revell is currently a construction and environmental risk administrator for Liberty Federal Bank, S.B., and was formerly employed by Pacific First Federal Savings and Loan for more than five years. Mr. Revell is elected to a position which requires that he meet the qualification of having extensive business and executive experience, but not be an employee of the Corporation. Mr. Revell meets that standard.

     None of the directors of the Corporation, or nominee, serves as a director of any other company which is publicly traded. No director, nominee for director or executive officer of the Corporation has any family relationship, whether by blood, marriage or adoption, with any other director, nominee or executive officer of the Corporation.

     During the last fiscal year, the Board of Directors held 41 meetings. Each director attended at least 75% of the meetings held during his term as director. The Board of Directors does not have a nominating committee, audit committee, or compensation committee.

     If the Merger is approved by the Lane Shareholders, all of the directors, including those elected at the Meeting, will be asked to step down as directors so that PMI, which will then be the Corporation's sole shareholder, may elect its own directors for the Corporation.

                          MANAGEMENT AND COMPENSATION
                            OF DIRECTORS AND OFFICERS

EXECUTIVE OFFICERS OF THE CORPORATION.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               EXECUTIVE OFFICERS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  NAME                           POSITION                          OFFICER SINCE
- --------------------------------------------------------------------------------

  Carl R. Wiley, age 65          President                         1993
- --------------------------------------------------------------------------------

  Janis M. Johnson, age 53       Vice President                    1988
                                 Secretary
                                 Treasurer
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     Carl Wiley was employed as Chief Executive Officer of Puget Sound Plywood for more than five years prior to his employment with the Corporation. Puget Sound Plywood is not an affiliate of the Corporation. Mr. Wiley joined Lane Plywood, Inc. as President in January 1993. He is not a beneficial owner of any of the Corporation's stock.

     Janis Johnson is employed as an accounting manager for the Corporation. She is not a beneficial owner of any of the Corporation's stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     The Corporation does not have a compensation committee. Compensation of Carl Wiley, President of the Corporation, is determined in negotiations between Mr. Wiley and the entire Board of Directors. Three of the seven board members, James Gent, Francis Bales and Gary Jensen, are currently employed by the Corporation. A fourth director, Carl Jensen, retired as a production employee February 28, 1995. The Board of Directors does not directly determine the compensation of any employee of the Corporation other than Carl Wiley.

REPORT ON EXECUTIVE COMPENSATION.

     The Board of Directors does not use any specific performance based criteria in determining Mr. Wiley's compensation. He receives no specific performance related bonus, except to the extent that every employee of the Corporation receives such a bonus under the Incentive Profit Sharing Plan. The Board of Directors reviews Mr. Wiley's compensation annually.

     In deciding on Mr. Wiley's compensation, individual directors rely on such factors as their own subjective views of the President's performance, the wage increases granted to production workers, the Corporation's operating earnings and profitability, its potential growth, as well as any other factors they think significant.

     Lane Common Stock does not trade on any active or organized market. The Corporation does not track the prices at which stock changes hands through private transactions. Therefore, the Board of Directors does not relate Mr. Wiley's compensation package to the performance of the stock.

     As a company whose stock is largely owned by present and former employees, the Corporation gives the same health and other benefit packages to its president as is offered to other employees. Mr. Wiley and other officers participate equally in these plans along with all other employees (salaried and hourly).

                            Your Board of Directors:

     Gary R. Jensen, Chairman                        Carl M. Jensen
     Francis D. Bales                                Paul W. Jensen
     Paul F. Ehinger                                 John W. Revell
     James E. Gent

EXECUTIVE COMPENSATION.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                           SUMMARY COMPENSATION TABLE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                               ANNUAL COMPENSATION
- --------------------------------------------------------------------------------
                                                Other      Long        All
                                                Annual     Term       Other
Name and                                        Compen-    Compen-    Compen-
Principal                  Salary      Bonus    sation     sation     sation
Position          Year      ($)         ($)       ($)        ($)       ($)
- --------------------------------------------------------------------------------
Carl R. Wiley   1994-95    110,000        $0        $0         $0     $4,950
President and   1993-94   $109,999    $1,008        $0         $0     $4,950
CEO             1992-93   $100,833        $0        $0         $0         $0
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


     Mr. Wiley is the only officer who receives compensation, including salary and bonuses, in excess of $100,000.

     Mr. Wiley joined Lane Plywood, Inc. in January 1993. Therefore, the salary figure shown for 1992-93 represents 11 months' salary. Mr. Wiley is not eligible for any retirement benefit from the defined benefit plan.

     The figures shown under "All Other Compensation" for Mr. Wiley for 1994-95 and 1993-94 are contributions to the combined profit sharing and 401(k) retirement plan, based on 5% of 90% of straight-time earnings.
Mr. Wiley was not eligible to participate in the plan in the 1992-93 fiscal year.

     The Board of Directors has recommended to PMI that it pay to Carl Wiley a bonus of $30,000 following the close of the Merger, if he is still employed by the Corporation. PMI is under no obligation to do so. At the date of this Proxy Statement, PMI has indicated it will not make such a payment.

     There are no other compensatory plans or arrangements which would result from a change in control of the Corporation or from the resignation, retirement or change in duties of Carl Wiley.

     The Corporation does not have any benefit plans involving stock options or long term incentives.

DIRECTOR COMPENSATION.

     During fiscal 1995, directors were paid on a per meeting basis until the middle of June of 1995. During that period, payments per meeting were $300 to outside directors and $200 to employee directors, except that meetings on Saturdays were paid at $150 per meeting to outside directors and $50 per meeting to employee directors. Beginning in the middle of June 1995 and through the end of fiscal 1995, outside directors received $300 per month plus $125 for extra meetings during the month and employee directors received $200 per month plus $50 for extra meetings during the month.

     As chairman of the Board of Directors, Gary Jensen received the same payments as other employee directors, plus an additional $500 per month for serving as chairman.

     Total compensation paid to directors for their service as directors during fiscal 1995 was $44,250. Total compensation paid to directors, including director compensation and wages for employee directors, was $153,879.

INCENTIVE PROFIT SHARING PLAN.

     The Corporation has an incentive profit sharing plan which provides for bonus payments to eligible employees. The total bonus distribution to eligible employees is based on 30% of income before income taxes, adjusted for the effect of major gains and losses on dispositions of assets, if any, in excess of a base provision equal to the sum of 5% of shareholders' equity and 10% of long-term debt at the beginning of the fiscal year. See the distribution of the bonus in paragraphs 1. and 2. below:

     1. During the period from March 1, 1981 to July 31, 1983, wage and salary rates were either reduced or restored, dependent upon the Corporation's financial position. An accumulation of the net earnings reduction due to the reduced wage and salary rates during this period was maintained for this group of employees and, as provided in the incentive profit sharing plan, were to be paid out of 20% of the future profits when realized and as defined in the incentive profit sharing plan. There were no payments due under the plan for 1995. The amount of payments due for 1994 and 1995 under the terms of the plan for this class of employees was $77,491, and $44,638, respectively. At November 30, 1995, the accumulated amount of earnings eligible for future payments, contingent upon future profits as defined by the plan, totaled $868,262.

     2. The remaining 10% of profits earned in accordance with the incentive profit sharing plan is distributed to all eligible employees, independent of the portion described in paragraph 1., above. Bonuses were paid in the amount of
- -0-, $38,745, and $22,319, for 1995, 1994, and 1993, respectively.  Officers participate in this bonus to the same extent as other eligible employees.

     If the Corporation were, for any reason, to discontinue all business operations, payments under the incentive profit sharing plan would cease as a result of how bonus payments are computed under the plan.

GROUP PLANS.

     The Corporation pays the premiums on various group health and welfare plans. Officers of the Corporation participate equally in these plans along with all other employees (salaried and hourly).

STOCK PERFORMANCE.

     There is no public market for the Corporation's stock. Shares trade infrequently, and the Corporation does not keep track of the price at which trades occur. Consequently, the Corporation cannot chart the actual performance of the Corporation's stock over a period of time.

     Rules promulgated by the Securities and Exchange Commission require that the Corporation provide a chart which compares the performance of its stock, as measured by the percentage in total stockholder return, with the performance of the stock market in general. Because the Corporation does not track the prices at which its shares are traded, the following chart uses a substitute measure of performance. The line for Lane Plywood in the chart shows the change in book value of the Corporation over the past five years, adjusted to remove the effects of a change in accounting principles.

     The Board of Directors declared a dividend November 17, 1994, of 25 CENTS a share. That dividend was paid January 15, 1995, to Lane Shareholders as of the November 30, 1994, record date. The book value adjustment includes adding the accrued dividend back into shareholder equity.

     The comparison lines are for the performance of the S&P 500 and the S&P Paper and Forest Products Index, assuming reinvestment of dividends. The S&P 500 is a weighted index of 500 large capitalization companies from four primary groups: Industrial, Transportation, Utility, and Financial. The S&P Paper and Forest Products Index is a weighted index of 14 large capitalization companies which operate primarily in the paper and forest products industries. These 14 companies represent about 1.7% of the weighted capitalization of the S&P 500.

     To make the comparison, all values were normalized at $100 as of the close of the 1990 fiscal year.

     Although the Corporation has a very low capitalization (less than $10 million), it is not easily compared with indexes of other low capitalization companies, since many of those that are publicly traded are companies promoting newly emerging technology, and/or have expectations of rapid expansion. Neither description would apply to the Corporation.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                                Performance Graph
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                                                                  S&P PAPER
                                                                AND PRODUCTS
                            LANE               S&P 500              INDEX
- --------------------------------------------------------------------------------
November 30, 1990            100                 100                 100
- --------------------------------------------------------------------------------
November 30, 1991             90                 123                 122
- --------------------------------------------------------------------------------
November 30, 1992             88                 144                 148
- --------------------------------------------------------------------------------
November 30, 1993             85                 160                 152
- --------------------------------------------------------------------------------
November 30, 1994            113                 160                 156
- --------------------------------------------------------------------------------
November 30, 1995            112                 216                 183
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     Because the performance of the Corporation's stock is not known, the Board of Directors does not tie the compensation of the executive officers to the performance of such stock. The directors do consider the operating earnings of the Corporation as one of the factors used to determine the compensation to be paid to Mr. Wiley.

RETIREMENT PLANS.

     At January 1, 1996, the Corporation maintained a Combined 401(k) and Retirement Plan (401(k) Plan), a defined contribution plan qualified under
Section 401(a) of the Internal Revenue Code ("Code"). The amount of profit sharing contributions to be made to the 401(k) Plan for any calendar plan year is determined each year by the Board of Directors. The Corporation is not required to make a profit sharing contribution to the 401(k) Plan for any plan year. Any profit sharing contribution so made under the 401(k) Plan for a plan year is based on a percentage of compensation paid to the eligible participants for the plan year. Each eligible participant is allocated the same percentage of compensation. Subject to certain restrictions and limitations imposed under the Code, participants may also elect to make contributions to the 401(k) Plan on a tax-deferred, salary reduction basis. No matching contributions are made under the 401(k) Plan.

     The Corporation previously maintained a defined benefit pension plan ("Plan") qualified under Section 401 of the Code. The Plan, which was suspended effective December 31, 1987, and all benefits frozen, provides for fixed benefits in the event of retirement and the attainment of a specified age and after the completion of a specified number of years of service. Only employees who were covered under the Plan as of December 31, 1987 are eligible for a benefit.

     On January 5, 1995, the Board of Directors adopted a resolution to terminate the Plan effective March 15, 1995. On March 9, 1995, the Board of Directors adopted an amendment to the Plan to effectuate its termination. In April 1995, the Corporation entered into an agreement with Transamerica Life Insurance and Annuities Company for that insurance company to provide for the future payment and administration of benefits under the Plan. The agreement constitutes an irrevocable commitment by Transamerica to pay all the benefits under the Plan. The Corporation has paid to Transamerica the full amount of Transamerica's estimated cost for its assumption of this pension obligation.

     The Corporation has secured the approval of the termination of the Plan from the Pension Benefit Guaranty Corporation. In addition, an approval request has been filed with the Internal Revenue Service. The termination of the Plan does not affect any employee's rights or benefits under the 401(k) Plan.

     The Corporation does not have any other special benefit plans such as stock purchase, options, stock bonus, warrants, thrift, supplemental insurance or income plans.

CERTAIN TRANSACTIONS WITH MANAGEMENT.

     There were no material transactions between the officers, directors, or nominee for director and the Corporation during the fiscal year ending November 30, 1995. No officer, director of the Corporation, nominee for director, or any associate of any officer, director or nominee has any understanding with respect to any future employment with the Corporation, except the expectation of retaining any present employment.

     PMI has discussed continued employment after the Merger with Carl Wiley, Gary Jensen and Janis Johnson. They believe that PMI will continue employing each through the end of calendar 1996 at their present salaries.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     There are 204,662 shares of Lane Common Stock outstanding as of the record date. These shares are held of record by approximately 400 shareholders. The following table sets forth the number of shares of Lane Common Stock beneficially owned by each director, nominee for director, and by the officers, nominees, and directors of the Corporation as a group, as of February 26, 1996.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                        SECURITY OWNERSHIP OF MANAGEMENT
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                                         Number of
                                           Shares             Percentage of
                                        Beneficially           Outstanding
      Name                                  Owned                 Shares
- --------------------------------------------------------------------------------
Francis D. Bales                            1,201(1)                 .6
- --------------------------------------------------------------------------------
Steven D. Barr                                412(1)                 .2
- --------------------------------------------------------------------------------
Paul F. Ehinger                               402(1)                 .2
- --------------------------------------------------------------------------------
James E. Gent                               1,139(1)                 .6
- --------------------------------------------------------------------------------
Carl M. Jensen                              3,750                   1.8
- --------------------------------------------------------------------------------
Gary R. Jensen                               806(1)                  .4
- --------------------------------------------------------------------------------
Paul W. Jensen                             5,961(2)                 2.9
- --------------------------------------------------------------------------------
John W. Revell                                 0                    0.0
- --------------------------------------------------------------------------------
Carl R. Wiley, President                       0                    0.0
- --------------------------------------------------------------------------------
Janis M. Johnson, Vice                         0                    0.0
President
- --------------------------------------------------------------------------------
All officers and directors                13,671                    6.7
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     The information as to beneficial ownership of stock is based on data furnished by the named persons. Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to the stock shown opposite their names. None of the directors or officers own any stock of record that is not beneficially owned by them.

     As of February 26, 1996, no officer or director beneficially owned more than 2.9% of the outstanding stock of the Corporation. Together, the officers and directors of the Corporation beneficially owned 13,671 shares as of February 26, 1996 representing approximately 6.7% of the Corporation's outstanding stock.

     No person is known to the Corporation to be the beneficial owner of more than 5% of the stock of the Corporation.


- -------------------
(1) All of the stock reported as beneficially owned by this shareholder is registered jointly in the names of the shareholder and the shareholder's spouse. Therefore, the shareholder and the stockholder's spouse may be deemed to share voting and investment power with respect to this stock.

(2)  Includes 2,980 shares owned outright by Mr. Jensen's spouse.

                 COMPLIANCE WITH SECTION 16 FILING REQUIREMENTS.

     Management believes officers and directors of the Corporation were unaware of the requirement that they file reports on stock transactions with the Securities and Exchange Commission (the "SEC") pursuant to SEC Rule 16a-3(e). After the directors and officers were informed of the reporting requirements, each of the directors and officers filed reports with the SEC, and, as required by SEC rules, provided a copy of each filed report to the Corporation. The Corporation received copies of the following reports, required by SEC Rule 16a-3(e), which were filed in the fiscal year ended November 30, 1995, by the named directors and officers.



- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                          COMPLIANCE WITH SECTION 16(A)
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                 NUMBER OF
                         NUMBER                                TRANSACTIONS
DIRECTOR OR              OF LATE                                NOT TIMELY
OFFICER                  REPORTS        LATE REPORTS             REPORTED
- --------------------------------------------------------------------------------
Francis D. Bales            1             Form 3                     0
- --------------------------------------------------------------------------------
Paul F. Ehinger             2             Form 3, Form 4             1
- --------------------------------------------------------------------------------
James E. Gent               1             Form 3                     0
- --------------------------------------------------------------------------------
Carl M. Jensen              1             Form 3                     0
- --------------------------------------------------------------------------------
Gary R. Jensen              3             Form 3, Form 4,            1
                                          Form 5
- --------------------------------------------------------------------------------
Paul W. Jensen              2             Form 3, Form 5             0
- --------------------------------------------------------------------------------
Janis M. Johnson            1             Form 3                     0
- --------------------------------------------------------------------------------
John W. Revell              1             Form 3                     0
- --------------------------------------------------------------------------------
Carl R. Wiley               1             Form 3                     0
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     The Corporation is not aware of any other failure by any officer or director to file forms required by SEC Rule 16a-3(e) on a timely basis.

                                  OTHER MATTERS

     The Corporation knows of no matters to be brought before the meeting other than the vote on the Merger Agreement and the election of directors. However, should any other matter properly come before the meeting, the persons named in the accompanying form of proxy will vote, or refrain from voting, thereon in accordance with their judgment.

                           ANNUAL REPORT ON FORM 10-K

     Upon written request to Janis M. Johnson, treasurer of the Corporation, at 65 N. Bertelsen Road, Eugene, Oregon 97402 by any person whose proxy is solicited by the proxy statement, the Corporation will provide without charge a copy of its annual report on Form 10-K, including the financial statements and schedules thereto.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Coopers & Lybrand L.L.P., independent public accountants, to examine the financial statements of the Corporation for the year 1996. Auditing services provided by Coopers & Lybrand L.L.P. include the examination of annual financial statements, assistance in connection with registration statements filed with the Securities and Exchange Commission and consultation concerning various accounting matters. The full Board of Directors appoints the independent certified public accountants. Representatives of Coopers & Lybrand L.L.P., the independent public accountant for the Corporation in fiscal 1995, are expected to be present at the Annual Stockholders Meeting, and will have the opportunity to make a statement if they desire to do so. They will also be available to answer questions.

                           INCORPORATION BY REFERENCE

     The Annual Report to the Stockholders of Lane Plywood, Inc. For the Year Ended November 30, 1995 (Annual Report) is mailed with this Proxy Statement. The sections of the Annual Report entitled "Management's Discussion and Analysis", and "Report of Independent Accountants", including the financial statements and accompanying notes, are hereby incorporated by reference in this Proxy Statement.

                           1997 SHAREHOLDER PROPOSALS

     Proposals intended to be presented by Lane Shareholders at the 1997 Annual Meeting of Shareholders must be received by the Corporation by October 8, 1996 in order to be included in the proxy materials relating to that meeting.

                              By Order of the Board of Directors



                                       Janis M. Johnson
                              Vice-President/Secretary-Treasurer

65 North Bertelsen Road
Eugene, Oregon 97402
April 2, 1996

                          AGREEMENT AND PLAN OF MERGER


                                     between


                               LANE PLYWOOD, INC.,
                              an Oregon corporation


                                       and


                              PIONEER MERGER, INC.,
                              an Oregon corporation




Page 1--Appendix A

                          AGREEMENT AND PLAN OF MERGER
                                TABLE OF CONTENTS

1.   PLAN OF MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.1  THE MERGER.. . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.2  THE CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.3  EFFECT OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.4  ARTICLES OF INCORPORATION. . . . . . . . . . . . . . . . . . . . 2
     1.5  BYLAWS.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.7  CONVERSION OF LANE SHARES. . . . . . . . . . . . . . . . . . . . 3
     1.8  PMI SHARES.. . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     1.9  PROCEDURE FOR PAYMENT. . . . . . . . . . . . . . . . . . . . . . 3
     1.10 CLOSING OF TRANSFER RECORDS. . . . . . . . . . . . . . . . . . . 4

2.   REPRESENTATIONS AND WARRANTIES OF LANE. . . . . . . . . . . . . . . . 4
     2.1  ORGANIZATION AND POWER.. . . . . . . . . . . . . . . . . . . . . 4
     2.2  CAPITALIZATION.. . . . . . . . . . . . . . . . . . . . . . . . . 4
     2.3  AUTHORIZATION OF TRANSACTION.. . . . . . . . . . . . . . . . . . 4
     2.4  NONCONTRAVENTION.. . . . . . . . . . . . . . . . . . . . . . . . 4
     2.5  FINANCIAL STATEMENTS.. . . . . . . . . . . . . . . . . . . . . . 4
     2.6  ABSENCE OF MATERIAL CHANGES. . . . . . . . . . . . . . . . . . . 5
     2.7  STATUS OF PLANT, EQUIPMENT AND OTHER PROPERTY. . . . . . . . . . 5
     2.8  PATENTS, TRADEMARKS, TRADE NAMES.. . . . . . . . . . . . . . . . 6
     2.9  LEGAL PROCEEDINGS. . . . . . . . . . . . . . . . . . . . . . . . 6
     2.10 TAX RETURNS. . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     2.11 CONTRACTS AND COMMITMENTS. . . . . . . . . . . . . . . . . . . . 6
     2.12 INVENTORY. . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     2.13 CUSTOMERS AND SUPPLIERS. . . . . . . . . . . . . . . . . . . . . 7
     2.14 EMPLOYMENT MATTERS.. . . . . . . . . . . . . . . . . . . . . . . 7
     2.15 ERISA COMPLIANCE . . . . . . . . . . . . . . . . . . . . . . . . 7
     2.16 SECURITIES LAW COMPLIANCE. . . . . . . . . . . . . . . . . . . . 8
     2.17 BROKERS' FEES. . . . . . . . . . . . . . . . . . . . . . . . . . 8
     2.18 DISCLOSURE.. . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     2.19 DISCLAIMER . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

3.   REPRESENTATIONS AND WARRANTIES OF PMI.. . . . . . . . . . . . . . . . 8
     3.1  ORGANIZATION.. . . . . . . . . . . . . . . . . . . . . . . . . . 8
     3.2  CAPITALIZATION AND OWNERSHIP.. . . . . . . . . . . . . . . . . . 8
     3.3  AUTHORIZATION OF TRANSACTION.. . . . . . . . . . . . . . . . . . 9
     3.4  NONCONTRAVENTION.. . . . . . . . . . . . . . . . . . . . . . . . 9
     3.5  BROKERS' FEES. . . . . . . . . . . . . . . . . . . . . . . . . . 9
     3.6  CONTINUITY OF BUSINESS ENTERPRISE. . . . . . . . . . . . . . . . 9
     3.7  DISCLOSURE.. . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     3.8  INVESTIGATION. . . . . . . . . . . . . . . . . . . . . . . . . . 9

4.   COVENANTS.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     4.1  GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     4.2  REGULATORY AND THIRD PARTY APPROVALS.. . . . . . . . . . . . . . 10
     4.3  FULL ACCESS, DISCLOSURE AND ENVIRONMENTAL AUDITS.. . . . . . . . 10
     4.4  OPERATION OF BUSINESS. . . . . . . . . . . . . . . . . . . . . . 11
     4.5  NOTICE OF DEVELOPMENTS.. . . . . . . . . . . . . . . . . . . . . 12
     4.6  EXCLUSIVITY. . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     4.7  INSURANCE AND INDEMNIFICATION. . . . . . . . . . . . . . . . . . 13


i--TABLE OF CONTENTS
Page 2--APPENDIX A

     4.8  RECONVEYANCE OF FORMER COUNTY DUMPING FACILITY.. . . . . . . . . 13

5.   OBLIGATION TO CLOSE.. . . . . . . . . . . . . . . . . . . . . . . . . 13
     5.1  CONDITIONS TO OBLIGATION OF PMI. . . . . . . . . . . . . . . . . 13
     5.2  CONDITIONS TO THE OBLIGATIONS OF LANE. . . . . . . . . . . . . . 14

6.   TERMINATION.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     6.1  TERMINATION OF AGREEMENT.. . . . . . . . . . . . . . . . . . . . 15
     6.2  EFFECT OF TERMINATION. . . . . . . . . . . . . . . . . . . . . . 15

7.   MISCELLANEOUS.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     7.1  SURVIVAL.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     7.2  PRESS RELEASE AND PUBLIC ANNOUNCEMENTS.. . . . . . . . . . . . . 16
     7.3  NO THIRD-PARTY BENEFICIARIES.. . . . . . . . . . . . . . . . . . 16
     7.4  ENTIRE AGREEMENT.. . . . . . . . . . . . . . . . . . . . . . . . 16

8.   SUCCESSION AND ASSIGNMENT.. . . . . . . . . . . . . . . . . . . . . . 16

9.   NOTICES.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

10.  AMENDMENTS AND WAIVERS. . . . . . . . . . . . . . . . . . . . . . . . 17

11.  SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

12.  EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

13.  FUTURE ASSURANCES.. . . . . . . . . . . . . . . . . . . . . . . . . . 17

14.  COUNSEL.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

15.  LEGAL PROCEEDINGS.. . . . . . . . . . . . . . . . . . . . . . . . . . 18



ii--TABLE OF CONTENTS
Page 3--APPENDIX A

                          AGREEMENT AND PLAN OF MERGER


PARTIES:

     LANE PLYWOOD, INC., an Oregon corporation ("Lane")

     PIONEER MERGER, INC., an Oregon corporation ("PMI")

     LANE ACQUISITION, INC., an Oregon corporation ("LAI")


RECITALS:

     A. Lane, incorporated in 1952 under the laws of the State of Oregon, has been engaged in the business of manufacturing plywood at its plant in Eugene, Oregon. Many shareholders would like to realize the value of their investment in Lane and the board of directors of Lane has accordingly, on behalf of the shareholders, entertained and considered proposals to acquire the business and assets of Lane.

     B. Lane and ATR Services, Inc. entered into a letter of intent dated July 6, 1995, regarding the acquisition of Lane shares ("Letter of Intent"). Upon execution of the Letter of Intent, ATR deposited $50,000 with Oregon Title Company to be held pursuant to the provisions of the Letter of Intent. ATR has assigned to PMI all of ATR's right, title and interest in and to the Letter of Intent and the deposit, and Lane has consented to the assignment from ATR to PMI.
     C. PMI has offered to acquire Lane in a merger transaction in which shareholders of Lane will receive Forty-Nine Dollars ($49) cash for each share of Lane's stock, on the terms, covenants, conditions and other provisions set forth herein in this Agreement and Plan of Merger ("Agreement").

     D. The merger of Lane and PMI shall take place pursuant to Internal Revenue Code Section 338 and Treasury Regulation Section 1.338-2. Accordingly, PMI has formed LAI as a wholly-owned subsidiary of PMI. LAI's sole purpose is to acquire the stock of and merge into Lane, with Lane surviving. By reason of the merger of LAI and Lane, Lane's shareholders will have received cash for their shares, LAI will cease to exist, and Lane will be a wholly-owned subsidiary of PMI. Immediately following the merger of LAI and Lane, Lane will be liquidated into PMI. By reason of the liquidation of Lane into PMI, PMI shall be the corporation ultimately surviving in the merger transaction.

     E. A majority of the board of directors of Lane believes that the offer of PMI is reasonable and should therefore be submitted to Lane's shareholders for a vote and, if the offer is approved by the shareholders, that the offer should be consummated under a plan of merger pursuant to this Agreement.


1--AGREEMENT AND PLAN OF MERGER
Page 4--APPENDIX A

AGREEMENT:

     1.   PLAN OF MERGER.

          1.1 THE MERGER. Pursuant and subject to the terms, covenants, conditions and other provisions of this Agreement, Lane will merge with LAI at the Effective Time (as defined below in Section 1.3), and thereupon Lane shall immediately be liquidated into PMI. PMI shall be the corporation ultimately surviving the merger of LAI into Lane and the liquidation of Lane into PMI (sometimes referred to herein as the "Surviving Corporation"). References in this Agreement to "the merger" shall be deemed to refer to the acquisition of Lane by PMI as described above in recital D.

          1.2 THE CLOSING. The closing of the merger shall take place at Oregon Title Company, in Eugene, Oregon, at 10:00 a.m. on the date that is three
(3) business days after the meeting of Lane's shareholders referred to in
Section 4.1, but in no event later than May 1, 1996 ("Closing Deadline").

               At the closing, Lane will deliver to PMI the certificate, consents and opinion referred to in Section 5.1; PMI shall deliver to Lane the certificate and opinion referred to in Section 5.2; the parties will cause Articles of Merger and Articles of Dissolution in the forms attached hereto as Exhibits A-1 and A-2 to be filed with the Secretary of State of the State of Oregon; PMI shall deliver to Oregon Title Company, in the manner provided below, Ten Million Twenty-Eight Thousand Four Hundred Thirty-Eight Dollars ($10,028,438) for payment to the shareholders of Lane in exchange for their shares of Lane; and the parties shall execute and deliver closing and disbursement instructions to Oregon Title Company.

          1.3 EFFECT OF MERGER. The merger shall become effective at the time the Articles of Merger of LAI into Lane and the Articles of Dissolution of Lane are filed with the Oregon Secretary of State (the "Effective Time"). The merger shall have the effect set forth in the Oregon Business Corporation Act. The Surviving Corporation may, at any time after the Effective Time, take any action in the name and on behalf of Lane, LAI or PMI to carry out and effectuate the transaction contemplated by this Agreement.

          1.4 ARTICLES OF INCORPORATION. The Articles of Incorporation of Lane in effect as of the Effective Time will remain the Articles of Incorporation of Lane immediately following the merger of LAI and Lane, without any modification or amendment. The Articles of Incorporation of PMI in effect as of the Effective Time will remain the Articles of Incorporation of the Surviving Corporation immediately following the liquidation of Lane into PMI, without any modification or amendment.

          1.5 BYLAWS. The Bylaws of Lane in effect as of the Effective Time will remain the Bylaws of Lane immediately following the merger of LAI and Lane, without any modification or amendment. The Bylaws of PMI in effect as of the Effective Time will remain the Bylaws of the Surviving Corporation immediately following the liquidation of Lane into PMI, without any modification or amendment.

          1.6 OFFICERS, DIRECTORS AND FIDUCIARIES. The officers and directors of Lane, and the Trustees and each other fiduciary of each of the employee benefit plans described in Section 2.15, below (hereinafter, a "Section 2.15 Plan") shall each resign their respective positions effective as of the merger of LAI into Lane and before the liquidation of Lane into PMI ("Resignation Time"). The officers and directors of PMI in office as of the Effective Time will remain the directors and officers of the Surviving Corporation immediately following the liquidation of Lane into PMI and will retain their respective positions and terms of office immediately following


2--AGREEMENT AND PLAN OF MERGER
Page 5--APPENDIX A
the liquidation of Lane into PMI. The parties hereby waive all requirements of prior notice of the resignations of the Trustees and fiduciaries of the Section
2.15 Plans. As of the Resignation Time, the resignations of the persons currently serving as the Trustees and fiduciaries of the Section 2.15 Plans shall become effective, PMI shall become the sponsor of each Section 2.15 Plan, PMI designates Richard T. Re as the sole Trustee of the Lane Plywood, Inc. Combined 401(k) and Retirement Plan and Trust and of the Trust Agreement under the Retirement Plan for Employees of Lane Plywood, Inc. (if said plan has not been fully terminated as of the Resignation Time) and as the Plan Administrator of each Section 2.15 Plan, and Richard T. Re shall acknowledge in writing his acceptance of his designation as Trustee and as Plan Administrator of the
Section 2.15 Plans.

          1.7 CONVERSION OF LANE SHARES. At the Effective Time, each issued and outstanding share of Lane stock shall cease to exist and shall be converted into the right to receive Forty-Nine Dollars ($49) cash. After the Effective Time, no share of Lane stock shall be deemed to be outstanding and no share of Lane stock, other than any dissenting shares, shall be deemed to have any right other than the right to receive cash as set forth above.

               Within ten (10) days after the meeting at which the shareholders of Lane approve the merger, the Surviving Corporation shall deliver a written dissenters' notice, pursuant and conforming to the requirements of the Oregon Business Corporation Act, to all Lane shareholders asserting dissenters' rights. The amount payable to shareholders asserting dissenters' rights pursuant to the Oregon Business Corporation Act shall be paid to those shareholders by and through Oregon Title Company pursuant to Section 1.9, out of funds delivered by PMI pursuant to Section 1.2, to the extent that such amount does not exceed Forty-Nine Dollars ($49) per share. To the extent that the amount payable to those shareholders exceeds Forty-Nine Dollars ($49) per share, the Surviving Corporation shall pay such excess amount owing to the holders of such dissenting shares out of funds of the Surviving Corporation other than those delivered pursuant to Section 1.2 above.

          1.8 PMI SHARES. Each PMI share issued and outstanding as of the Effective Time will remain issued and outstanding immediately following the Effective Time.

          1.9 PROCEDURE FOR PAYMENT. Upon closing, PMI shall pay Ten Million Twenty-Eight Thousand Four Hundred Thirty-Eight Dollars ($10,028,438) to Oregon Title Company for payment to the holders of all the Lane shares and PMI shall instruct Oregon Title Company promptly to submit the instructions and letter of transmittal in the form attached hereto as Exhibit B to each record holder of outstanding Lane shares to use in surrendering their Lane certificates for payment of the merger consideration. No interest will accrue or be paid to the holders of any Lane shares.

               Oregon Title Company shall invest the cash payment fund in one or more of the permitted investments set forth in Exhibit C attached hereto as directed by PMI from time to time; provided, that the terms of the investments shall be such as to permit Oregon Title Company to make prompt payment of the merger consideration. PMI may cause Oregon Title Company to pay over to PMI any net earnings with respect to the investments.

               PMI may cause Oregon Title Company to pay over to it any portion of the cash payment fund (including any earnings thereon) remaining two hundred seventy (270) days after the Effective Time and thereafter all former Lane stockholders shall be entitled to look to the Surviving Corporation (subject to abandoned property and escheat laws), as general creditors of the Surviving Corporation with respect to the cash payable upon surrender of their certificates.

               PMI shall pay the charges and expenses of Oregon Title Company.


3--AGREEMENT AND PLAN OF MERGER
Page 6--APPENDIX A

          1.10 CLOSING OF TRANSFER RECORDS. After the close of business on the closing date, transfers of Lane shares outstanding as of the Effective Time shall not be made on the stock transfer books of Lane or PMI.

     2. REPRESENTATIONS AND WARRANTIES OF LANE. Lane represents and warrants that each of the following statements is, to the best of its current, actual knowledge, true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the date that is seventy-five (75) days from the date of this Agreement (except as otherwise set forth below in Sections 2.1, 2.2, 2.3, 2.4, 2.6, 2.9, 2.17 and 2.18):

          2.1 ORGANIZATION AND POWER. Lane is a corporation duly organized, validly existing and in good standing under the laws of Oregon. Lane has full corporate power and authority to carry on the business in which it is engaged and to own, lease, possess and use its assets, and has duly qualified to do business in any jurisdictions in which such qualification is necessary. The representations and warranties of this Section 2.1 shall be true, correct and complete at all times from the date of this Agreement through the Effective Time.

          2.2 CAPITALIZATION. The authorized capital stock of Lane consists solely of two million (2,000,000) shares of common stock, of which two hundred four thousand six hundred sixty-two (204,662) shares are issued and outstanding. All of the issued and outstanding shares have been duly authorized and are validly issued, and are fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other rights, agreements or commitments that could require Lane to issue, sell, transfer from treasury or otherwise cause to be outstanding any additional shares. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Lane. There are no obligations to pay or make, and Lane will not declare, pay, or make, any dividends or other distributions in respect of its shares, except as permitted by Section 4.4(c). The representations and warranties of this
Section 2.2 shall be true, correct and complete at all times from the date of this Agreement through the Effective Time.

          2.3 AUTHORIZATION OF TRANSACTION. Lane has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; provided that Lane cannot consummate this merger unless its shareholders approve the merger in the manner provided by law. This Agreement constitutes a valid and legally binding obligation of Lane enforceable in accordance with its terms. The representations and warranties of this Section 2.3 shall be true, correct and complete at all times from the date of this Agreement through the Effective Time.

          2.4 NONCONTRAVENTION. Neither the execution and delivery of this Agreement nor the consummation of the merger transaction contemplated hereby will violate any restriction of any government, governmental agency or court to which Lane is subject or any provision of the Articles of Incorporation or Bylaws of Lane. Other than complying with the applicable provisions of the Oregon Business Corporation Act and federal and state securities laws, Lane is not required to give any notice to, make any filing with, or seek any authorization, consent or approval of any government or governmental agency in order to consummate the merger. The representations and warranties of this
Section 2.4 shall be true, correct and complete at all times from the date of this Agreement through the Effective Time.

          2.5 FINANCIAL STATEMENTS. Lane has filed an annual report on Form 10-K for its fiscal year ended November 30, 1994, and has filed quarterly reports on Form 10-Q for its fiscal quarters ended February 28, May 31 and August 31, 1995. Lane will furnish PMI with: (a) in-house financial statements, immediately upon their timely completion, for


4--AGREEMENT AND PLAN OF MERGER
Page 7--APPENDIX A

Lane's fiscal quarter ended August 31, (b) audited financial statements, immediately upon their timely completion, for Lane's year ended November 30, 1995 (c) in-house unaudited monthly financial statements immediately upon their timely completion, and (d) immediately prior to closing, in-house unaudited financial statements for the interim periods up to the closing date. The financial statements included or incorporated by reference in the public reports, including the related notes and schedules, and the financial statements for the fiscal year ended November 30, 1995, and the interim period prior to closing shall have been or be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Lane for the indicated periods and are or will be correct and complete in all material respects and consistent with the books and records of Lane.

          2.6 ABSENCE OF MATERIAL CHANGES. Since the period for which the financial results have been reported in the financial statements dated August 31, 1995, and except as disclosed in writing by Lane's counsel, Hershner Hunter Moulton Andrews & Neill, to PMI's counsel, Gleaves Swearingen Larsen Potter Scott & Smith: (a) there has not been any material adverse change outside the ordinary course of business in the business or financial condition, assets, operation or results of operation of Lane; (b) Lane has not incurred any liabilities in excess of $15,000 singly or $25,000 in the aggregate, except in the ordinary course of business and consistent with Lane's past practices, or increased, or experienced any change in, any assumptions underlying or methods of calculating any inventories, receivables, margins, contingencies or reserves;
(c) Lane has not paid, discharged or satisfied any liabilities in excess of $15,000 singly or $25,000 in the aggregate, except in the ordinary course of business and consistent with Lane's past practices; (d) Lane has not permitted or allowed any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except for liens arising in the ordinary course of business and consistent with Lane's past practice and liens for current taxes not yet due; (e) Lane has not canceled any debts or waived any claims or rights of material value, or sold, transferred, or otherwise disposed of any of its assets except in the ordinary course of business and consistent with its past practice; (f) Lane has not disposed of or permitted to lapse any material rights to use any patent, trademark, trade name or other item of proprietary intellectual property possessed by Lane, or disposed of or disclosed to any person any material trade secret, formula, process or know-how not theretofore a matter of public knowledge; (g) Lane has not granted any increase in the compensation of any of its officers or employees or any increase in the compensation payable or to become payable to any officer or employee; (h) Lane has not made any capital expenditure or commitment that would have a material adverse effect on the business or financial condition, assets, operation or results of operation of Lane; (i) Lane has not made any change in any method of accounting or accounting practice; (j) Lane has not paid, loaned or advanced any amount to, or sold, transferred or leased any of its assets to, or entered into any agreement or arrangement with, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors; and (k) Lane has not agreed, in writing or otherwise, to take any action described in this Section 2.6. The representations and warranties of this Section 2.6 shall be true, correct and complete at all times from the date of this Agreement through the Effective Time.

          2.7 STATUS OF PLANT, EQUIPMENT AND OTHER PROPERTY. The current use of the plant, structures and equipment is in substantial compliance with all applicable building, zoning, land use, health or safety laws, ordinances, orders, rules and regulations (including, without limitation, the Oregon Forest Practices Act and the rules and regulations promulgated in connection therewith), except as does not have a material adverse effect on Lane's business or financial condition, assets, operations or results of operation. The "Audit Documents" delivered to PMI by Lane pursuant to Section 4.3, below, represent all written documents of that nature in Lane's possession, Lane does not have current, actual knowledge of any environmental problems other than as described in those Audit Documents, and Lane has not current, actual knowledge of any environmental proceeding pending before any regulatory body, except as has been disclosed in writing to PMI by Lane. Except as has been disclosed in writing to PMI by Lane and except as does not have a material adverse effect on Lane's business or financial condition,


5--AGREEMENT AND PLAN OF MERGER
Page 8--APPENDIX A
assets, operations or results of operation, Lane does not have any current, actual knowledge of the presence of protected or endangered species of plants or animals on or at the plant facilities, any timberlands owned or possessed by Lane (which for purposes of this Agreement includes timberlands the rights to the timber on which are possessed by Lane), or any other properties of Lane. Except as has been disclosed in writing to PMI by Lane, there are no rights of third parties in any of the facilities and timberlands that would materially impair the value of the facilities or timberlands, or that would prevent the use thereof by Lane in the ordinary course of business.

          2.8 PATENTS, TRADEMARKS, TRADE NAMES. Except for the use of the words "Lane Ply" stamped on some panels prior to shipping, Lane does not own or use, and the present conduct of the business of Lane does not require the ownership or use of, any patents, trademarks, trade names, copyrights, technology, know-how or other proprietary intellectual property rights of any person. Lane has not made any trademark, tradename or other similar filings with respect to the words "Lane Ply".

          2.9 LEGAL PROCEEDINGS. There is no action, proceeding, claim, demand or investigation (including, without limitation, any product liability claims) pending or threatened against or involving Lane that singly or in the aggregate would, if adversely determined, have a material adverse effect on Lane, or that questions or challenges the validity of this Agreement or any action taken or to be taken by Lane pursuant to this Agreement or in connection with the transactions contemplated hereby; nor is there any valid basis for any such action, proceeding, claim, demand or investigation. Lane is not subject to any judgment, order or decree that has or may have a material adverse effect on Lane. Lane has disclosed to PMI the completed purchase by the Oregon Department of Transportation of part of Lane's plant property under threat of condemnation; there are no pending special assessment, condemnation, environmental, zoning or other land use regulation proceedings that would have a material adverse effect on the business or financial condition, assets, operation or results of operation of Lane, nor has Lane received notice of any of the foregoing affecting its properties. The representations and warranties of this Section
2.9 shall be true, correct and complete at all times from the date of this Agreement through the Effective Time.

          2.10 TAX RETURNS. Lane has duly filed all tax reports and returns required to be filed by it and has duly paid all taxes and other charges due or claimed to be due from it by Federal, State, local or foreign taxing authorities and there are no tax liens upon any property of Lane, and no state of facts exists or has existed that would constitute grounds for the assessment of any tax liability with respect Lane or its assets, or that would subject the Lane or its assets to any tax lien (other than liens for current taxes not delinquent).

          2.11 CONTRACTS AND COMMITMENTS. Except as has been disclosed by Lane to PMI (which disclosure may be in writing or by providing PMI with access to originals or copies of written documents evidencing the disclosed item), Lane does not have any: (a) agreements, contracts, commitments or other restrictions that are material to its business, operations or prospects or that involve amounts that are in excess of the normal, ordinary and usual requirements of Lane's business consistent with its past practices; (b) agreements, contracts, commitments or other restrictions to which it is a party or by which it is bound that are in material default; (c) outstanding agreements, contracts or commitments with or to the officers, employees, agents, consultants, advisors, salespersons, sales representatives, distributors or dealers of its products that are not cancelable by it on notice and without liability, penalty or premium; (d) agreements, contracts or commitments that are in material breach by Lane or any other party, nor is there any basis for any valid claim of material breach under any agreements, contracts or commitments made or obligation owed by Lane; (e) agreements, contracts, commitments or other restrictions that restrict it from carrying on its business; (f) any liabilities or obligations with respect to the return of inventory or merchandise in the possession of wholesalers, distributors or other customers of Lane that would, in the aggregate, exceed $10,000; and (g) any persons (other than


6--AGREEMENT AND PLAN OF MERGER
Page 9--APPENDIX A

Bank of America pursuant to documents evidencing Lane's loan obligation to such Bank and other than powers of attorney for tax matters given to Hershner Hunter Moulton Andrews & Neill, Coopers & Lybrand LLP, and Pension Planners Northwest) who possess an existing or "springing" revocable or irrevocable power of attorney to act on behalf of Lane for any purpose whatsoever. The aggregate of all accepted and unfilled orders for the sale of Lane's products is between $1,500,000 and $2,500,000, and the aggregate of all contracts and commitments for the purchase of supplies and inventory does not exceed $3,000,000, all of which orders, contracts and commitments were made in the ordinary course of business.

          2.12 INVENTORY. Lane's inventories (including inventories of supplies, parts, raw materials and work in process) are at a level consistent with Lane's past practices, and the present quantity of Lane's inventory is reasonable in the present circumstances of its business.

          2.13 CUSTOMERS AND SUPPLIERS. Since August 31, 1995, there has been no adverse change in the business relationship of Lane with any customer or supplier that is material to the successful operation of Lane's business.

          2.14 EMPLOYMENT MATTERS. Lane is in substantial compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, health insurance continuation, and wages and hours, and is not engaged in any unfair labor practice. There are no unfair labor practice or similar complaints against Lane pending or threatened before the National Labor Relations Board or any other authority. There are no charges or claims pending or threatened before any governmental or regulatory agency or authority relating to Lane's employees. There is no labor strike, dispute, slowdown, stoppage or organizational activity actually pending or threatened against or directly affecting Lane. No union or other collective bargaining unit is currently certified or recognized by Lane as representing any of its employees, and no union representation question exists respecting the employees of Lane. There is no labor or employment agreement binding on Lane that restricts it from relocating or closing any of its operations, and Lane has not experienced any material stoppage or other material labor difficulty during the past two years. Lane has no collective bargaining or union contracts or agreements, and no employment agreement or any other agreement that contains any severance or termination pay, liabilities or obligations. Lane does not have any obligation to pay, and will not pay, any bonus or other extraordinary compensation to any employee, officer, director, consultant, or other person.

          2.15 ERISA COMPLIANCE. The only employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") sponsored by Lane are: (a) the Retirement Plan for Employees of Lane Plywood, Inc., a defined benefit pension plan (the "Retirement Plan"); (b) the Lane Plywood, Inc. Combined 401(k) and Retirement Plan, a defined contribution 401(k) plan ("401(k) plan"); (c) a welfare benefit plan providing fully insured group health, dental and vision care benefits, group-term life and dependent life coverage, and short-term disability benefits;
(d)and a Section 125 cafeteria plan providing for the payment of premiums only. These plans are collectively called the "Benefit Plans." The Retirement Plan is in the process of being terminated on the basis that all liabilities for benefits payable under the Retirement Plan will be satisfied by one or more single premium group annuity contracts issued or to be issued by Transamerica Life Insurance and Annuities Company ("Transamerica"). Lane represents that the premium for those contracts as tentatively assessed by Transamerica has been paid. The actual premium amount is subject to a final accounting and valuation by Transamerica. In the event that the actual premium cost differs from the tentative premium previously remitted to Transamerica, Lane shall either be obligated to pay or shall be entitled to a refund of such difference, as the case may be. Lane also represents that there are no known liabilities, required contributions, fines, taxes or penalties to be made or paid with respect to the Benefit Plans (other than the normal insurance premium payments with respect to the welfare benefits plans and the salary reduction contributions of participants under the 401(k) plan). Lane further represents that there are no known


7--AGREEMENT AND PLAN OF MERGER
Page 10--APPENDIX A
claims for benefits which will not be met from assets (including insurance contracts) of the Benefit Plans. Lane further represents that there are no known violations of federal pension laws, including but not limited to ERISA, with respect to Lane, no known prohibited transactions entered into by any of the Benefit Plans or Lane, and no known facts which would cause any of the Benefit Plans to fail to qualify for favorable tax treatment under the Internal Revenue Code of 1986, as amended.

          2.16 SECURITIES LAW COMPLIANCE. Lane timely and properly filed with the Securities and Exchange Commission ("SEC") proxy materials with respect to Lane's 1995 annual meeting and Form 10-Q for the quarter ending May 31, 1995, and all of the documents so filed complied with applicable securities laws and regulations in all material respects. None of the documents filed, as of their respective dates, contained any untrue statement of material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Lane has delivered to PMI a correct and complete copy of each public report filed with the SEC (together with all exhibits and schedules thereto and as amended to date) filed during the past three years. Lane has no knowledge of any pending or threatened investigation, enforcement action or other proceeding by the SEC under the Securities Act of 1933, under the Securities Exchange Act of 1934, or otherwise against Lane.

          2.17 BROKERS' FEES. Lane has no obligation to pay any fees or commissions to any broker, finder or agent with respect to the merger. The representations and warranties of this Section 2.17 shall be true, correct and complete at all times from the date of this Agreement through the Effective Time.

          2.18 DISCLOSURE. The materials prepared for soliciting proxies to be voted at the meeting of shareholders at which the merger will be considered, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading and will comply with the Securities Exchange Act of 1934 in all material respects; provided, that Lane makes no representation or warranty with respect to any information supplied by PMI for use in the proxy materials. The representations and warranties of this Section 2.18 shall be true, correct and complete at all times from the date of this Agreement through the Effective Time.

          2.19 DISCLAIMER. Except as specifically set forth in this Agreement, PMI is acquiring all of the shares of Lane "AS IS" and with no representations or warranties by any party whatsoever. Specifically, but not by way of limitation, PMI is aware of, accepts and assumes Lane's "back wages" (as commonly understood within Lane, and which do not in the aggregate represent a liability in excess of $868,262), the arrangement with Transamerica described in
Section 2.15, Lane's subsidiary, Lane International Marketing, Inc. and its various business activities, and Lane's lease of a portion of its site for a portable chip operation. All information provided by Lane to PMI has been and will be provided without warranty or guaranty whatsoever, and PMI is responsible for the investigation of all facts and performance of PMI's own due diligence, and PMI is relying solely upon the same in connection with this merger.

     3. REPRESENTATIONS AND WARRANTIES OF PMI. PMI represents and warrants that the following is correct and complete as of the date of this Agreement and will be correct and complete as of the Effective Time.

          3.1 ORGANIZATION. PMI is an Oregon corporation duly organized, validly existing and in good standing under the laws of Oregon. PMI has full power and authority to carry on its business and to own and use its assets.

          3.2 CAPITALIZATION AND OWNERSHIP. All of the issued and outstanding shares of PMI will be duly authorized, validly issued, fully paid and nonassessable and owned by



8--AGREEMENT AND PLAN OF MERGER
Page 11--APPENDIX A

Melvin L. McDougal, Norman N. McDougal, Greg Demers, Ed King and Rick Re. PMI shall not accept any other shareholder or investor in PMI prior to the Effective Time without Lane's prior written consent, which shall not be unreasonably withheld.

          3.3 AUTHORIZATION OF TRANSACTION. PMI has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement will constitute the valid and legally binding obligation of PMI, enforceable in accordance with its terms.

          3.4 NONCONTRAVENTION. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any restriction of any government, governmental agency or court to which PMI is subject or any provision of the articles or Bylaws of PMI. Other than complying with the applicable provisions of the Oregon Business Corporation Act, PMI does not need to give any notice (including notification under the Hart-Scott-Rodino Act) to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the merger.

          3.5 BROKERS' FEES. PMI has no obligation to pay any fees or commissions to any broker, finder or agent with respect to the merger.

          3.6 CONTINUITY OF BUSINESS ENTERPRISE. PMI's present intention is to continue the ongoing business operations of Lane after the closing. PMI intends to continue employing a sufficient number of employees of Lane for such a period that Lane is not required to give notice under the WARN Act prior to the closing, and intends to honor all of the outstanding contractual or statutory obligations of Lane. Consistent with good business practices, PMI will continue to review and analyze Lane's operations, both before and after closing, in light of the plywood market and other relevant factors. If PMI has made any decisions regarding the ongoing operations of the plant (which decisions may include, without limitation, decisions regarding employment policies, terms or conditions) in time for information regarding the decisions to be included in the Lane proxy materials or supplementary proxy materials to be sent out to shareholders prior to the meeting of Lane shareholders at which the merger shall be voted upon, PMI shall inform Lane's Board of Directors of such decisions. If PMI decides prior to the Effective Time to allow a third party to operate the mill, PMI will give notice of PMI's decision to the board of Lane and will give good faith consideration to any input such board may have as to the intended operator of the mill, if PMI determines it to be reasonably practicable under the circumstances to do so. Further, PMI shall exercise reasonable efforts to preserve the portability feature of the medical insurance (especially with respect to coverage for pre-existing medical conditions) and to maintain the 401(k) plan at least as to voluntary contributions by employees. PMI acknowledges that Lane presently has an effective management team and that Lane encourages PMI to retain such management team to the extent and on such terms and conditions as are consistent with PMI's goals and good business practices.

          3.7 DISCLOSURE. The information that PMI has supplied and will supply for use in the Lane proxy materials will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading.

          3.8 INVESTIGATION. During the course of the negotiation of this Agreement, PMI has reviewed all information provided to it by Lane and has had the opportunity to ask questions of and receive answers from representatives of Lane concerning Lane and its securities, and has obtained any additional information PMI has requested.

          3.9 LITIGATION. There is no action, proceeding, claim, demand or investigation pending or threatened against or involving PMI or any of its shareholders that singly or


9--AGREEMENT AND PLAN OF MERGER
Page 12--APPENDIX A
in the aggregate would, if adversely determined, have a material adverse effect on PMI (including PMI's business or financial condition).

     4.   COVENANTS.

          4.1 GENERAL. Upon the satisfaction or waiver of the conditions to PMI's obligations set forth in Sections 5.1.2 and 5.1.7, Lane shall prepare proxy materials and shall then promptly call a meeting of its shareholders to vote upon the plan of merger. The proxy materials shall include information regarding PMI's proposal for the ongoing operation of the plant if such information is delivered to Lane pursuant to Section 3.6. The board of directors of Lane shall solicit proxies to be voted in favor of approving the merger and the proxy material will contain the affirmative recommendation of the board of directors of Lane in favor of approving the merger; provided that no director shall be required to violate any fiduciary duty or other requirement imposed by law, any director opposed to the plan may set forth his opinion in the proxy materials and otherwise, as permitted by law, and Lane may state the reasons for any director's negative vote in the proxy if it deems doing so appropriate under SEC rules and guidelines. Each of the parties will use best efforts to take all other action and to do all other things necessary or advisable in order to consummate the merger. The foregoing covenant shall include, without limitation, an obligation on the part of Lane to permit representatives of PMI with reasonable opportunities to communicate, in writing, in person or otherwise, with Lane's employees regarding PMI's proposals for the ongoing operations of the plant, upon request of PMI; provided, however, that:
(a) PMI shall have obtained the prior approval of either the President of Lane or of the Chairman of Lane's Board of Directors regarding the matters to be communicated by PMI to the Lane employees (which approval shall not be unreasonably withheld); (b) any communications in person with the Lane employees shall not occur during working hours and the Lane employees shall not be paid for time spent in any such personal communications; and (c) to the extent that such communications constitute a "solicitation" under SEC rules and regulations, such communications shall be made only in accordance with SEC rules and regulations and PMI shall file with the SEC any documents required by SEC rules and regulations relating to such communications.

          4.2 REGULATORY AND THIRD PARTY APPROVALS. Each of the parties will give any notices to, make any filings with, and use best efforts to obtain any authorizations, consents and approvals of governmental agencies in connection with the matters referred to in Sections 2.4 and 3.4 above. Without limiting the generality of the foregoing, Lane will prepare and file proxy materials with the SEC relating to the meeting of Lane shareholders at which the merger will be considered. The proxy materials shall be prepared and filed in accordance with the Securities Exchange Act of 1934 and all applicable rules and regulations thereunder, and in accordance with the Oregon Business Corporation Act. PMI will cooperate with Lane in connection with the preparation of, and will provide accurate information for inclusion in, the Lane proxy material. Each party is responsible for complying with any securities laws applicable to such party and shall indemnify and hold the other party harmless from any violations of those laws caused by the indemnifying party.

          Lane will give any notices to, make any filings with and obtain any consents, authorizations or approvals of third parties that are necessary to make the representations of Lane in Section 2 (except for the representations in Sections 2.1, 2.2, 2.3, 2.4, 2.6, 2.9, 2.17 and 2.18) true, correct and complete as of the date that is seventy-five (75) days from the date of this Agreement, and to make the representations of Lane in Sections 2.1, 2.2, 2.3, 2.4, 2.6, 2.9, 2.17 and 2.18 true, correct and complete as of the Effective Time.

          4.3 FULL ACCESS, DISCLOSURE AND ENVIRONMENTAL AUDITS. Lane will permit representatives of PMI to have reasonable access to all of the premises, property, personnel, books, records, contracts, documents of or pertaining to Lane, so long as it does not unreasonably disrupt Lane's business. PMI will have the right, at its sole expense, to make such


10--AGREEMENT AND PLAN OF MERGER
Page 13--APPENDIX A
investigations, site analyses and inspections, and to obtain such reports (including without limitation, title reports) as PMI, in its sole discretion, deems necessary. Upon reasonable advance notice, Lane shall grant to PMI and its agents and consultants reasonable access to Lane's property, books and records to facilitate any investigations or inspections or site analyses as PMI may require, and will make available in connection with such investigations, site analyses and inspections all documents, drawings, studies, records and other documentation relevant thereto.

          Lane shall deliver to PMI for its review and approval copies of any and all reports, audits, assessments compilations of results, photographs, diagrams and other documents or materials, including but not limited to underground storage tank reports or studies and Level 1, 2 or 3 environmental assessments ("Audit Documents") in connection with any inspections, investigations, studies or other research relating to the Lane's facilities and operations, and with respect to Hazardous Materials or Environmental Laws ("Environmental Audits"), and will identify any contracts or studies or other Audit Documents by or in the possession of any regulatory agency.

          PMI shall obtain any further Environmental Audits that it desires to be performed as a part of its due diligence investigation, at PMI's sole cost and expense. PMI's approval of the further Environmental Audits, on or before the date that is seventy-five (75) days from the date of this Agreement, shall be a condition precedent to the closing of the merger transaction. PMI shall be entitled to retain sole possession of, and shall not be obligated to provide a copy of or disclose to Lane or any other person, any contents of any further Environmental Audit (or any Audit Documents pertaining to any further Environmental Audits) obtained by PMI.

          Each party will treat and hold confidential any proprietary information it receives in the course of its review and will not use any of the confidential information except in connection with this Agreement. If this Agreement is terminated for any reason whatsoever, each party will return to the other party all tangible embodiments and all copies of proprietary information which are in its possession. The separate Confidentiality and Nondisclosure Agreements signed by ATR Services, Inc., PMI and the individual shareholders of PMI shall continue in full force and effect, are not modified by the provisions of this Agreement, and will continue in full force and effect even if this Agreement terminates without closing.

          If requested by Lane prior to the Effective Time, PMI shall: (a) execute an agreement, in form and substance reasonably acceptable to counsel for Lane and PMI, to retain as strictly confidential, in the event that the merger transaction does not close, all environmental information relating to Lane's assets that is obtained by PMI from any source whatsoever (except as disclosure is required by law, rule, regulation or order of any court or agency with jurisdiction), and (b) shall obligate its employees and contractors (including, without limitation, its environmental consultants) who have access to environmental information relating to Lane's assets that is obtained by PMI from any source whatsoever to execute a similar confidentiality agreement.

          4.4 OPERATION OF BUSINESS. Lane will use its best efforts to conduct its business in a reasonable and prudent manner in accordance with past practices, to preserve its existing business organization and relationships with employees, customers, suppliers and others with whom it has a business relationship, preserve and protect its properties, and conduct its business in compliance with all applicable laws and regulations. Lane will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business (which shall, for purposes of this Agreement, be deemed to include within the meaning of "outside the ordinary course of business" the entering into or the amendment, modification or extension of any agreement for the purchase of raw materials from outside the State of Oregon that is binding on Lane for a period of greater than one hundred twenty (120) days from the date of the agreement, amendment, modification or extension), except for matters already in process, disclosed in writing by Lane to PMI prior to the date of this Agreement, or approved in advance by PMI's operations


11--AGREEMENT AND PLAN OF MERGER
Page 14--APPENDIX A
consultant (as set forth below). Without limiting the generality of the foregoing, other than as is already in process or disclosed in writing by Lane to PMI: (a) Lane will not authorize or effect any change in its articles or Bylaws; (b) Lane will not grant any option, warrant or other right to purchase or obtain any of its stock or issue, sell or otherwise dispose of any of its stock; (c) Lane will not declare, set aside or pay any dividend or distribution with respect to its stock except to the extent that dividends paid do not exceed $2.00 per share in the aggregate and which shall cause a dollar-for-dollar (or fraction thereof) reduction in the merger consideration of $49 per share payable hereunder; (d) Lane will not issue any note, bond or other debt security or create, incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligations outside the ordinary course of business, except as disclosed in this Agreement or in writing by Lane to PMI prior to the date of this Agreement; (e) Lane will not sell or impose any security interest upon any of its assets outside the ordinary course of business, except as disclosed in this Agreement or in writing by Lane to PMI prior to the date of this Agreement;
(f) Lane will not make any capital investment in, make any loan to, or acquire the securities or assets of any other person outside the ordinary course of business, except as disclosed in this Agreement or in writing by Lane to PMI prior to the date of this Agreement; (g) Lane will not make any material change in employment terms for any of its directors, officers, employees, consultants or other agents or representatives outside the ordinary course of business; and
(h) Lane will not commit to do any of the foregoing, without the prior consent of PMI's operations consultant, which shall not be unreasonably withheld.

               At all times prior to the Effective Time, Lane will keep PMI's operations consultant, which shall be Rick Re unless and until PMI designates another person to act as its operations consultant, advised of any material developments or plans in connection with the operation of Lane's business and will allow the operations consultant reasonable access to Lane's premises, books, records and meetings for the purpose of keeping such operations consultant advised of developments.

          4.5 NOTICE OF DEVELOPMENTS. Each party will give prompt written notice to the other of any material adverse development causing a breach of any of its representations, warranties, or covenants. No such disclosure, however, shall be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

          4.6 EXCLUSIVITY. Neither Lane nor any of its officers, directors, principal shareholders, advisors or agents will, directly or indirectly: (a) encourage, initiate or solicit any inquiries or the making of any proposal with respect to any acquisition, business combination, purchase of all or any significant portion of the assets of or any equity interest in Lane or the right to vote shares of Lane's equity securities by any person or party other than PMI or an existing Lane shareholder (a "Competing Transaction"), (b) engage in any negotiations or discussions with respect to a Competing Transaction, (c) provide any information or data (other than that which would otherwise be obtained from public sources) with respect to Lane or its business or assets or (d) otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt with respect to a Competing Transaction. Lane and its officers, directors, principal shareholders, advisors or agents will immediately terminate any existing activities, discussions or negotiations with any parties as to a Competing Transaction heretofore conducted and, if they have not already done so, will immediately, in writing, request that any such parties immediately return to Lane all non-public information previously provided to such parties. Lane will immediately notify PMI in writing of any inquiries or proposals which are received or activities as to which Lane or its officers, directors, principal shareholders, advisors or agents become aware with respect to a Competing Transaction, including, to the extent known by Lane or its officers, directors, principal shareholders, advisors or agents, the actions taken or contemplated by such other person or party and the terms and conditions of any such Competing Transaction, but excluding the identity of the person or party initiating such Competing Transaction.

12--AGREEMENT AND PLAN OF MERGER
Page 15--APPENDIX A

          Notwithstanding the foregoing, Lane may, upon prior written notice to PMI, provide information to a third party and the officers and directors of Lane, acting on behalf of Lane, may enter into discussions or negotiations with a person or party with respect to a Competing Transaction if the failure to furnish such information or enter into such discussions or negotiations may be a breach of the fiduciary obligations of directors of Lane in the written opinion of Lane's legal counsel and then only to the extent that any such information to be provided has previously been provided to PMI and such other person or party enters into a nondisclosure agreement or confidentiality agreement on terms substantially the same as entered into by ATR Services, Inc. and the shareholders of PMI. Lane may not waive or release such other person or party from the terms of such agreement(s) without the prior written consent of PMI unless required by law to do so, in which event ATR Services, Inc. and the shareholders of PMI will be similarly released from their respective confidentiality obligations. In addition to the notices required to be given pursuant to the previous paragraph and upon the invocation of this paragraph, Lane will immediately notify and continue to advise PMI of any material developments in the discussions or negotiations with any other person or party.

          4.7 INSURANCE AND INDEMNIFICATION. Surviving Corporation will provide or maintain extended reporting coverage under the directors and officers liability insurance currently in effect for Lane for one (1) year from the expiration or termination of such insurance, and under the fiduciaries liability insurance currently in effect for Lane for ninety (90) days from the expiration or termination of such insurance. This insurance shall be paid in full prior to or upon the closing date, all in form and upon terms and conditions reasonably acceptable to Lane. Surviving Corporation will also indemnify any individual who served as a director, officer or fiduciary of Lane or any related entity, plan or trust, to the fullest extent allowed by applicable law.

          4.8 RECONVEYANCE OF FORMER COUNTY DUMPING FACILITY. Lane shall, prior to the Effective Time, make reasonable efforts to convey to Lane County (or make reasonable efforts to enter into a binding agreement on terms reasonably satisfactory to PMI for the conveyance to Lane County of) certain real property formerly used as a refuse and dumping facility. The conveyance shall include the agreement of Lane County to hold harmless Lane with respect to any conditions of or caused by such facility (including, but not limited to conditions constituting a breach of any environmental, hazardous material or health and safety law, rule, order or regulation).

     5.   OBLIGATION TO CLOSE.

          5.1 CONDITIONS TO OBLIGATION OF PMI. The obligation of PMI to consummate the merger at the closing is subject to each of the following conditions precedent, each and any of which may be waived by PMI upon written notice to Lane at or prior to the Effective Time (except for the condition set forth below in Section 5.1.2, which may be waived by PMI upon written notice to Lane at or prior to the date that is seventy-five (75) days from the date of this Agreement):
               5.1.1. The merger shall have been approved by Lane's shareholders and the number of dissenting shares shall not exceed thirty percent (30%) of the number of outstanding Lane shares;

               5.1.2. PMI has determined to its reasonable satisfaction that the representations and warranties of Lane set forth in Section 2 are substantially true and correct in all material respects as of the date that is seventy-five (75) days from the date of this Agreement;

               5.1.3. PMI has determined to its reasonable satisfaction that the representations and warranties of Lane set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.6, 2.9, 2.17 and 2.18 are substantially true and correct in all material respects as of the closing date;

13--AGREEMENT AND PLAN OF MERGER
Page 16--APPENDIX A

               5.1.4. Lane, and each of its officers and directors, shall have performed and complied with all of their respective covenants hereunder (including, without limitation, the covenants set forth in Section 4) in all material respects through the closing;

               5.1.5. No action, suit or proceeding shall be pending or threatened before any court or administrative agency wherein an unfavorable order or ruling would in effect prevent consummation or require rescission of the transaction contemplated by this Agreement;

               5.1.6. Lane shall have delivered to PMI a certificate to the effect that each of the conditions specified in Sections 5.1.1 through 5.1.5 is satisfied in all material respects;
               5.1.7. PMI has not given written notice to Lane, on or before the date that is seventy-five (75) days from the date of this Agreement, of disapproval of any Environmental Audit, Audit Document or other item of environmental information provided to or obtained by PMI pursuant to Section 4.3; and

               5.1.8. Lane has delivered to PMI an opinion of Lane's counsel in form and substance reasonably acceptable to counsel for Lane and PMI.

          5.2 CONDITIONS TO THE OBLIGATIONS OF LANE. The obligation of Lane to consummate the merger at closing is subject to the following conditions, each and any of which may be waived by Lane upon written notice to PMI at or prior to closing:

               5.2.1. The representations and warranties of PMI set forth in Section 3 above shall be true and correct in all material respects as of the closing date;

               5.2.2. PMI shall have performed and complied with all of its covenants hereunder in all material respects through the closing;

               5.2.3. The merger shall have been approved by Lane's shareholders;

               5.2.4. No action, suit or proceeding shall be pending or threatened before any court or administrative agency wherein an unfavorable order or ruling would in effect prevent consummation or require rescission of the transaction contemplated by this Agreement or impose liability on any of the officers or directors of Lane on account of such transaction;

               5.2.5. PMI shall have delivered to Lane a certificate to the effect that each of the conditions specified in Sections 5.2.1 through 5.2.4 is satisfied in all material respects;
               5.2.6. If required by law or if the SEC so requests or requires, Lane receives a "fairness opinion" reasonably acceptable to Lane; and

               5.2.7. PMI has delivered to Lane an opinion of PMI's counsel in form and substance reasonably acceptable to counsel for Lane and PMI.

               5.2.8. PMI has delivered to Lane, on or before the date that is seventy-five (75) days from the date of this Agreement, evidence reasonably satisfactory to Lane that PMI has the financial ability to enable it to make the payments required of PMI pursuant to Sections 1.7 and 1.9, above (which evidence may be in the form of a letter from an institutional lender committing to lend the merger consideration to PMI).


14--AGREEMENT AND PLAN AND MERGER
Page 17--APPENDIX A

     6.   TERMINATION.

          6.1 TERMINATION OF AGREEMENT. The parties may terminate this Agreement (whether before or after shareholder approval) as follows: (a) the parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time; (b) PMI may (75 days from signing) terminate this Agreement by giving written notice to Lane at any time prior to the date that is seventy-five (75) days from the date of this Agreement, in the event Lane has breached any material representation, warranty or covenant contained in Sections 2 (other than Sections 2.1 through 2.4, 2.6, 2.9, 2.17, 2.18) and 4 in any material respect, or at any time prior to the Effective Time in the event Lane has breached any material representation, warranty or covenant contained in Sections 2.1 through 2.4, 2.6, 2.9, 2.17, 2.18 or 4 in any material respect, and in either case PMI has notified Lane of the breach and the breach has continued without cure for a period of thirty (30) days after the notice of breach; or at any time prior to the Effective Time if the closing shall not have occurred by the Closing Deadline (as defined in Section 1.2) by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from PMI breaching any representation, warranty or covenant contained in this Agreement); (c) Lane may terminate this Agreement by giving written notice to PMI at any time prior to the Effective Time in the event PMI has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Lane has notified PMI of the breach and the breach has continued without cure for a period of thirty (30) days after notice of breach; or if the closing shall not have occurred by the Closing Deadline (as defined in Section 1.2) by reason of the failure of any condition precedent under Section 5.2 (unless the failure results primarily from Lane breaching any representation, warranty or covenant contained in this Agreement); (d) PMI may terminate this Agreement by giving written notice of disapproval to Lane under the provisions of Section 5.1.7; or (e) this Agreement shall terminate without further action by either party in the event the Lane shareholders do not vote in favor of the merger.

          6.2 EFFECT OF TERMINATION; COSTS. The parties acknowledge that prior to the execution of this Agreement ATR Services, Inc. deposited Fifty Thousand Dollars ($50,000) with Oregon Title Company, which is presently being held as a deposit against PMI's obligations pursuant to the provisions of this Agreement. Upon the execution of this Agreement, PMI will deposit an additional Two Hundred Fifty Thousand Dollars ($250,000) with Oregon Title Company to be held as a deposit pursuant to the provisions of this Agreement. The Fifty Thousand Dollars ($50,000) plus the Two Hundred Fifty Thousand Dollars ($250,000) constitutes the "deposit" hereunder. PMI acknowledges that Lane has already incurred significant costs and expenses in connection with ongoing negotiations in connection with this proposed merger and will incur significant additional costs and expenses moving forward with this Agreement, specifically including, but not limited to, the cost and expense of preparing proxy solicitation materials. If Lane terminates this Agreement because PMI has breached and failed to cure the breach of any material representation, warranty or covenant contained in this Agreement in any material respect, or if PMI terminates this Agreement for any reason other than as set forth in clauses (a), (b), (d) or (e) of Section 6.1, then PMI shall forfeit to Lane the Three Hundred Thousand Dollar ($300,000) deposit (together with any interest actually earned thereon) and by this paragraph PMI authorizes Oregon Title Company to pay the same to Lane. If PMI terminates this Agreement under the provisions of clause (d) of Section 6.1, then Two Hundred Fifty Thousand Dollars ($250,000) of the deposit (together with any interest actually earned thereon) shall be refunded to PMI and Fifty Thousand Dollars ($50,000) of the deposit (together with any interest actually earned thereon) shall be forfeited to Lane, and by this paragraph the parties authorize Oregon Title Company to pay the deposit and interest in such proportions to such parties. If this Agreement is terminated as a result of the provisions of clauses (a), (b) or (e) of Section 6.1, the entire Three Hundred Thousand Dollar ($300,000) deposit (together with any interest actually earned thereon) shall be refunded to PMI and by this paragraph Lane authorizes Oregon Title Company to so refund the same to PMI. If this


15--AGREEMENT AND PLAN OF MERGER
Page 18--APPENDIX A
merger closes, upon closing the deposit (together with any interest actually earned thereon) shall be refunded to PMI.

               The parties agree that a failure or refusal of PMI to close under such circumstances will cause damages to Lane and that, due to uncertainties, those damages would be difficult or impossible to prove. Therefore, the parties have agreed upon the forfeiture of all or a portion of the deposit (as set forth above) as liquidated damages if PMI fails to close under the circumstances set forth herein. This amount is agreed upon and intended as liquidated damages and not as a penalty to ensure performance. The parties agree that this amount is within the range of reasonable estimates of the actual loss Lane would suffer by reason of PMI's failure to so close, considering, without limitation, the expected amount of time required to sell a business of this kind, the time lost between the signing of this Agreement and putting the business on the market, the cost of continued ownership, the reasonable rate of return of funds that would have been received upon closing, and the cost of proceeding prior to and after this Agreement, specifically including, but not limited to, preparation of proxy solicitation materials.

     7.   MISCELLANEOUS.

          7.1 SURVIVAL. None of the representations, warranties and covenants of the parties will survive the Effective Time, other than the following, which shall survive closing: (a) the provisions of Section 1 regarding payment for Lane shares, and (b) the provisions of Section 4.7 regarding indemnification and insurance.

          7.2 PRESS RELEASE AND PUBLIC ANNOUNCEMENTS. No party shall issue any press release or make any public announcement relating to this Agreement without the prior written approval of the other party; provided, however, that Lane may make any public disclosure it in good faith believes is advisable or required by applicable law concerning its publicly traded securities, in which case Lane will use its best efforts to advise PMI prior to making any such disclosure. Further, each party may fully disclose to its stockholders, advisers and lenders. The parties shall cooperate to issue a joint press release forthwith after the execution of this Agreement.

          7.3 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties; provided, however, that the provisions in Section 1 are intended for the benefit of Lane shareholders and the provisions in Section 4.7 are intended for the benefit of the individuals specified therein.

          7.4 ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits attached hereto and the documents referred to herein, constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

     8. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party.

     9. NOTICES. All notices, requests, demands, claims or other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given two (2) business days after it is sent by registered or certified mail, return receipt requested, addressed to the intended recipient as set forth below:


16--AGREEMENT AND PLAN OF MERGER
Page 19--APPENDIX A

            If to Lane:        Lane Plywood, Inc.
                               65 North Bertelsen Road
                               Eugene, Oregon 97402
                               Telecopy:  (503) 343-8102

            With a copy to:    William R. Potter
                               Hershner, Hunter, Moulton, Andrews & Neill
                               P.O. Box 1475
                               Eugene, Oregon 97440
                               Telecopy:  (503) 344-2025

            If to PMI:         Pioneer Merger, Inc.
                               P.O. Box 2187
                               Eugene, Oregon 97402
                               Telecopy:  (503) 935-5414

            With a copy to:    Stan G. Potter
                               Gleaves Swearingen Larsen Potter Scott & Smith
                               P.O. Box 1147
                               Eugene, Oregon 97440
                               Telecopy:  (503) 345-2034

Any communication sent other than by registered or certified mail, return receipt requested, shall be deemed to have been given when it is actually received by the intended recipient. Any party may change the address to which notices and other communications hereunder are to he delivered by giving the other party notice in the manner herein set forth.

     10. AMENDMENTS AND WAIVERS. The parties may mutually amend any provision of this Agreement at any time prior to Lane shareholder approval. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties. No waiver by any party of any default, misrepresentation or breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     11. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation shall not affect the validity or enforceability of the remaining terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation .

     12. EXPENSES. Each of the parties will bear its own costs and expenses, including legal fees, incurred in connection with this Agreement and the transactions contemplated hereby, except as provided in Section 6.2.

     13. FUTURE ASSURANCES. Each of the parties shall, upon request of any other party, execute and deliver such additional documents as may be necessary or reasonably requested for the purpose of evidencing or perfecting any rights or interests arising under this Agreement.


17--AGREEMENT AND PLAN OF MERGER
Page 20--APPENDIX A

     14. COUNSEL. Each of the parties hereto acknowledges that each party has been represented by counsel in connection with the preparation and execution of this Agreement and that each party has thoroughly reviewed this Agreement with that party's counsel. The rule of construction that a written agreement is construed against the party preparing or drafting such agreement shall specifically not be applicable to the interpretation of this Agreement.

     15. LEGAL PROCEEDINGS. In the event any legal proceeding is commenced for the purpose of interpreting or enforcing any provision of this Agreement, the prevailing party in such proceeding shall be entitled to recover a reasonable attorney's fee in such proceeding, or any appeal thereof, in addition to the costs and disbursements allowed by law.

     DATED this 26th day of October, 1995.

                               LANE PLYWOOD, INC.

                               By        /s/ Gary Jensen
                                  ---------------------------------------------
                                  Gary Jensen, Chair of the Board

                               PIONEER MERGER, INC.

                               By       /s/ Greg Demers
                                  ---------------------------------------------
                                  Greg Demers, President

                               By       /s/ Richard T. Re
                                  ---------------------------------------------

                                     Richard T. Re, Vice President
                                  ---------------------------------------------

                               LANE ACQUISITION, INC.

                               By        /s/ Greg Demers
                                  ---------------------------------------------
                                  Greg Demers, President

                               By        /s/ Richard T. Re
                                  ---------------------------------------------

                                  Richard T. Re, Vice President


EXHIBITS:

A-1 :  Articles of Merger (Section 1.2)
A-2 :  Articles of Dissolution (Section 1.2)
B   :  Instructions of Letter of Transmittal to Shareholder (Section 1.9)
C   :  Permitted Investments


18--AGREEMENT AND PLAN OF MERGER
Page 21--APPENDIX A

Submit the original
and one true copy   CORPORATION DIVISION - BUSINESS REGISTRY
$10.00                       255 Capitol Street N.E.
                            Salem, Oregon 97310-1327
                                  503-986-2200

SURVIVOR'S REGISTRY NUMBER:
                             -----------------

                               ARTICLES OF MERGER
                     BUSINESS AND/OR NONPROFIT CORPORATIONS

1.   Names of the corporations proposing to merge:
     A.   Lane Acquisition, Inc.
     B.   Lane Plywood, Inc.

2.   Name of the surviving corporation: Lane Plywood, Inc.

3.   A copy of the plan of merger is attached.

4.   Corporation A - check the appropriate statement:

     / / Shareholder/membership approval was not required. The plan was approved by a sufficient vote of the board of directors.

     /X/ Shareholder/membership approval was required. The vote was as follows:

- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
Class or series   Number of shares    Number of votes      Number of votes    Number of votes
   of shares        outstanding     entitled to be cast       cast for          cast against
- -----------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------

     Corporation B - check the appropriate statement:

     / / Shareholder/membership approval was not required. The plan was approved by a sufficient vote of the board of directors.

     /X/ Shareholder/membership approval was required. The vote was as follows:



- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
Class or series   Number of shares    Number of votes      Number of votes    Number of votes
   of shares        outstanding     entitled to be cast       cast for          cast against
- -----------------------------------------------------------------------------------------------
    Common            204,662             204,662
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------


                                             Surviving Corporation:

                                             ----------------------------------

                                             ----------------------------------

Person to contact about this filing:         Stan G. Potter
                                             Telephone:  503-686-8833

                   EXHIBIT A-1 TO AGREEMENT AND PLAN OF MERGER

Page 22--APPENDIX A

Submit the Original            SECRETARY OF STATE
and One True Copy             CORPORATION DIVISION
$10.00                          BUSINESS REGISTRY
                       255 Capitol Street, N.E., Suite 151
                              Salem, OR 97310-1327


                             ARTICLES OF DISSOLUTION
                                 BY SHAREHOLDERS

Registry Number:
                 ---------


1. Name of the corporation:   Lane Plywood, Inc.

2. Date of Incorporation:     February 29, 1952.

3. All shareholders entitled to vote consented in writing to the dissolution.



Execution:
          -------------------------------------------------------------------
          Signature                  Printed Name                  Title


Person to contact about this filing:    Stan G. Potter      (503) 686-8833
                                        -------------------------------------
                                        Name             Daytime Phone Number


                   EXHIBIT A-2 TO AGREEMENT AND PLAN OF MERGER

Page 23--APPENDIX A

                              LETTER OF TRANSMITTAL
                          (To accompany certificate(s)
                          for Lane Plywood, Inc. Stock)



TO:       Oregon Title Company
          450 Country Club Road
          Eugene, Oregon 97401
          (503) 342-7451


Greetings:


     The undersigned delivers to you, with this Letter of Transmittal, the following described share certificates formerly representing stock of Lane Plywood, Inc. ("Lane") in accordance with the terms of the merger of Lane and Pioneer Merger, Inc. I understand that every share of Lane stock which is surrendered with this letter shall be converted into $49, and that Oregon Title Company, acting as the exchange agent, will make the payment.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                     ITEM A.
                       DESCRIPTION OF STOCK PRESENTED
- --------------------------------------------------------------------------------
Name(s) and Address of Registered Holder(s)          Certificates Submitted
- --------------------------------------------------------------------------------
                                                                      NUMBER OF
                                             CERTIFICATE NUMBER(S)     SHARES
                                             -----------------------------------
                                             -----------------------------------
                                             -----------------------------------
                                             -----------------------------------
                                             -----------------------------------
(Fill out the name(s) exactly as they        -----------------------------------
appear on the share certificates(s).         -----------------------------------
If the name(s) on any certificate are        -----------------------------------
not identical to those on another            -----------------------------------
certificate, use separate Letters of         -----------------------------------
Transmittal.   See Question 6.)              -----------------------------------
                                             -----------------------------------
                                             -----------------------------------
                                                 TOTAL
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


Page 1 of 6     EXHIBIT B TO AGREEMENT AND PLAN OF MERGER

Page 24--APPENDIX A

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
ITEM B.                                      ITEM C.
SPECIAL DELIVERY INSTRUCTIONS                SPECIAL PAYMENT INSTRUCTIONS

If a check is to be mailed to an            If a check is to be issued in a name
address other than as indicated in          other than as indicated in Item A on
Item A on page 1, fill in the space         page 1, fill in the space below
below.                                      (and see Question 5).

MAIL TO                                     ISSUE TO
NAME:                                       NAME:
        --------------------------------            ----------------------------
                 TYPE OR PRINT                                TYPE OR PRINT


ADDRESS:                                    ADDRESS:
        --------------------------------            ----------------------------

- ----------------------------------------    ------------------------------------
CITY           STATE          ZIP CODE      CITY           STATE        ZIP CODE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     The signature(s) on this Letter of Transmittal must correspond exactly with the name(s) of the: (1) registered owner(s) of the enclosed certificate(s), or (2) person(s) to whom each such certificate has been properly assigned and transferred, in which case evidence of transfer must accompany this Letter of Transmittal. See Question 4.


          SIGNATURE:                                       Date:
                     ------------------------------             ---------------

          SIGNATURE:                                       Date:
                     ------------------------------             ---------------

              DAYTIME TELEPHONE:
                                  ----------------------

                                        Signature Guarantee
                                        (If required, see Questions 4 and 5)


                                        FIRM:
                                             ----------------------------------
                                        BY:
                                             ----------------------------------
                                        TITLE:
                                              ---------------------------------
                                        ADDRESS:
                                                -------------------------------



(Each Letter of Transmittal must be accompanied by the share certificates described in Item A and a filled out and signed IRS W-9. Any Letter of Transmittal which is not properly filled out and accompanied by the listed share certificates cannot be processed. Failure to include a form W-9 may cause backup withholding of 31 percent of the payment.)


Page 2 of 6     EXHIBIT B TO AGREEMENT AND PLAN OF MERGER

Page 25--APPENDIX A

[Date]
Page 1



[OREGON TITLE COMPANY LETTERHEAD]





                                     [Date]




Dear Lane Plywood Stockholder:


As you are aware, the merger of Lane Plywood, Inc. ("Lane") and Pioneer Merger, Inc. ("Buyer") was completed on _______________, 199__.

As a result of the merger, each share of Lane stock ("Lane Stock") has been converted into the right to receive $49. You may now exchange your Lane Stock for cash. Accompanying this letter is a Letter of Transmittal which you must use to forward your Lane Stock certificates to us for payment of the purchase price. Also enclosed is an IRS Form W-9 which you must use to report your Social Security number or employer identification number.

Please complete the Letter of Transmittal and the Form W-9 according to the instructions in this letter, and deliver or mail the Letter of Transmittal, the Form W-9 and your Lane Stock certificate(s) to us. For your convenience, we have enclosed an addressed envelope. You may hand deliver your materials to us at 450 Country Club Road, Eugene, Oregon. IF YOU MAIL THESE MATERIALS, WE RECOMMEND REGISTERED MAIL PROPERLY INSURED BECAUSE THE RISK OF LOSS IS YOURS.

The balance of this letter answers questions about the process of turning in your Lane Stock certificates for cash, and provides instructions for completing the Letter of Transmittal.

1.   WHAT WILL I RECEIVE FOR MY LANE STOCK?

You will receive $49 for each share of Lane Stock owned by you as of _____________, 199__, the record date. For example, if you own 375 shares of Lane Stock, you will receive $18,375.

2.   WHAT ARE THE TAX CONSEQUENCES OF THE TRANSACTION?

The federal income tax consequences of this transaction were described in the Proxy Statement that was sent to Lane stockholders in connection with the special meeting held on __________, 199__. You are encouraged to review that discussion and to consult with your individual tax advisor. PLEASE NOTE:
NEITHER OREGON TITLE COMPANY NOR BUYER HAS ANY INFORMATION ON THE COST BASIS OF YOUR LANE STOCK.


Page 3 of 6     EXHIBIT B TO AGREEMENT AND PLAN OF MERGER

Page 26--APPENDIX A

[Date]
Page 2


3.   WHAT DO I NEED TO DO?

Send or deliver your Lane Stock certificate(s) to us using the Letter of Transmittal form included in this mailing, accompanied by the Form W-9.

If you choose to send the certificate(s) by mail, we recommend that you use insured, registered or certified mail. You may hand deliver the certificate(s) to us at our office shown above.

Be sure to fill in Item A of the Letter of Transmittal with your name exactly as it appears on your certificate(s), your address, the number of each certificate you are enclosing and the number of shares represented by each certificate. The number of each certificate is found on the face of the certificate. If you own more than one certificate, and if your name is different on those certificates, please refer to Question 6.

4.   DO I NEED TO SIGN THE BACK OF THE CERTIFICATE(S)?

You do not need to sign the back of any certificate if you are the registered owner of the shares, and you want your check to be issued in your name as it appears on the face of the certificate.

If you are not a person whose name appears on the face of a certificate, the certificate must be endorsed or accompanied by appropriate stock powers, in either case signed by the registered owner or owners exactly as the name of the registered owner or owners appears on the certificate. Signatures on certificates or stock powers required by this instruction, and on the Letter of Transmittal accompanying such certificates, must be guaranteed by an eligible guarantor institution, such as a bank or stock brokerage firm, savings and loan association or credit union, with an approved Signature Guarantee Medallion Program pursuant to the Securities and Exchange Commission's Rule 17Ad-15. Notaries Public cannot guarantee signatures. Any signatures requiring a guarantee must be signed in the presence of the guarantor.

5. WHAT IF I WANT THE CHECK SENT TO ME AT A DIFFERENT ADDRESS OR TO A DIFFERENT PERSON?

If a check is to be sent to an address other than that shown in Item A, please fill out the special delivery instructions in Item B on the Letter of Transmittal. If the check is to be made payable to someone other than the registered owner, please fill out the special payment instructions in Item C, and have the registered owner(s) signature guaranteed by an eligible guarantor institution as described in Question 4., above.

6. IF I HAVE MORE THAN ONE CERTIFICATE, DO I NEED TO COMPLETE ADDITIONAL LETTERS OF TRANSMITTAL?

If you have multiple certificates that are registered to you, and your name is stated identically on each certificate, you only need to complete one Letter of Transmittal. List each such certificate separately by certificate number in Item A.

In some cases, you may be the only owner of the shares, but the name which appears on different certificates is different (I.E., John Jones, John E. Jones or J.E. Jones). If so, you will need a separate


Page 4 of 6     EXHIBIT B TO AGREEMENT AND PLAN OF MERGER

Page 27--APPENDIX A

[Date]
Page 3



Letter of Transmittal for each variation of your name. Each separate Letter of Transmittal will result in a separate check issued in the name shown on the share certificate for that Letter of Transmittal.

7.   HOW SHOULD I SIGN THE LETTER OF TRANSMITTAL?

You should sign each Letter of Transmittal exactly as your name appears on the face of the stock certificate you are enclosing with the Letter of Transmittal. If you are required to have your signature guaranteed as described in Questions 4 and 5, you must sign in the presence of the person at the bank, stock brokerage, or other institution who will guarantee your signature.

8.   WHAT IF THE SHARE CERTIFICATE HAS TWO OR MORE NAMES ON IT?

If any share certificate is owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal for that share certificate. If all signatures must be guaranteed, as described in Questions 4 and 5, all signers must sign in the presence of the guarantor.

9. WHAT IF I AM SIGNING THE LETTER OF TRANSMITTAL AS AN AGENT, TRUSTEE OR OTHER FIDUCIARY?

If the Letter of Transmittal or any certificates or stock powers are to be signed by trustees, personal representatives, executors, guardians, conservators, attorneys-in-fact, officers of corporations, or others acting in a fiduciary capacity, such persons should so indicate when signing, and provide proper evidence to us of their authority to act. We will determine if the evidence submitted is satisfactory to allow us to accept the representation of fiduciary capacity.

10.  WHAT IF I CANNOT FIND MY CERTIFICATE?

If you cannot locate your certificate for your Lane Stock certificate(s) after a careful search, please contact ______________________ at our office, phone:
(503) 342-7451 for further instructions.

Assuming that no other party claims to be the owner of the lost or destroyed certificate, we are prepared to issue a check to you upon: (1) receipt of satisfactory evidence, in the form of an affidavit signed by the registered owner, and/or such other evidence as may be reasonable under the circumstances, demonstrating that you are the true owner of the lost or destroyed certificate; and (2) your providing a bond sufficient to indemnify us from any loss, liability or expense which we might incur as a result of honoring your request with respect to the lost or destroyed certificate.

11.  WHO MUST PROVIDE FORM W-9?

Every Letter of Transmittal must be accompanied by a Form W-9, filled out and signed in the manner described in the instructions to the Form W-9. Failure to provide the proper Form W-9 may result in backup withholding of 31 percent of any payments.


Page 5 of 6     EXHIBIT B TO AGREEMENT AND PLAN OF MERGER

Page 28--APPENDIX A

[Date]
Page 4

12.  WHO CAN I CONTACT FOR MORE INFORMATION OR FORMS?

For more information or to get additional Letters of Transmittal, contact ________________ at our office, (503) 342-7451.

Oregon Title Company

By
   ---------------------------------

Its
     ---------------------------------


Page 6 of 6     EXHIBIT B TO AGREEMENT AND PLAN OF MERGER

Page 29-APPENDIX A

                                    EXHIBIT C


Checking, savings and Money Market accounts as approved by Lane (which approval shall not be unreasonably withheld).















                    EXHIBIT C TO AGREEMENT AND PLAN OF MERGER

Page 30--APPENDIX A

                                   APPENDIX B

                   STATUTES GOVERNING THE RIGHTS OF DISSENTERS

                (RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES)

     60.551 DEFINITIONS FOR 60.551 TO 60.594.  As used in ORS 60.551 to 60.594:

     (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under ORS 60.554 and who exercises that right when and in the manner required by ORS 60.561 to 60.587.

     (4) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder [1987 c.52 Section 124; 1989 c.1040 Section 30]

     60.554 RIGHT TO DISSENT. (1) Subject to subsection (2) of this section, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate acts:

     (a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by ORS 60.487 or the articles of incorporation and the shareholder is entitled to vote on the merger or if the


Page 1--APPENDIX B
corporation is a subsidiary that is merged with its parent under ORS 60.491;

     (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     (c) Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

     (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

     (A) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; or

     (B) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under ORS 60.141; or

     (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under ORS 60.551 to 60.594 may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (3) Dissenters' rights shall not apply to the holders of shares of any class or series if the shares of the class or series were registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System as a National Market System issue on the record date for the meeting of shareholders at which the corporate action described in subsection (1) of this section is to be approved or on the date a copy or summary of the plan of merger is mailed to shareholders under ORS 60.491, unless the articles of incorporation otherwise provide. [1987 c.52
Section 125; 1989 c.1040 Section 31; 1993 c.403 Section 9]


Page 2--APPENDIX B

     60.557 DISSENT BY NOMINEES AND BENEFICIAL OWNERS. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares regarding which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

     (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. [1987 c.52 Section 126]

                       (PROCEDURE FOR EXERCISE OF RIGHTS)

     60.561 NOTICE OF DISSENTERS' RIGHTS. (1) If proposed corporate action creating dissenters' rights under ORS 60.554 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under ORS 60.551 to 60.594 and be accompanied by a copy of ORS 60.551 to 60.594.

     (2) If corporate action creating dissenters' rights under ORS 60.554 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send the shareholders entitled to assert dissenters' rights the dissenters' notice described in ORS 60.567. [1987 c.52 Section 127]

     60.564 NOTICE OF INTENT TO DEMAND PAYMENT. (1) If proposed corporate action creating dissenters' rights under ORS 60.554 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated and shall not vote such shares in favor of the proposed action.


Page 3--APPENDIX B

     (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter. [1987 c.52 Section 128]

     60.567 DISSENTERS' NOTICE. (1) If proposed corporate action creating dissenters' rights under ORS 60.554 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of ORS 60.564.

     (2) The dissenters' notice shall be sent no later than 10 days after the corporate action was taken, and shall:

     (a) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

     (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (c) Supply a form for demanding payment that includes the date of the first announcement of the terms of the proposed corporate action to news media or to shareholders and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

     (d) Set a date by which the corporation must receive the payment demand. This date may not be fewer than 30 nor more than 60 days after the date the subsection (1) of this section notice is delivered; and

     (e) Be accompanied by a copy of ORS 60.551 to 60.594. [1987 c.52 Section
129]

     60.571 DUTY TO DEMAND PAYMENT. (1) A shareholder sent a dissenters' notice described in ORS 60.567 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to ORS 60.567 (2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits the shareholder's shares under subsection (1) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter. [1987 c.52 Section 130]


Page 4--APPENDIX B

     60.574 SHARE RESTRICTIONS. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under ORS 60.581.

     (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. [1987 c.52 Section 131]

     60.577 PAYMENT. (1) Except as provided in ORS 60.584, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with ORS 60.571, the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

     (2) The payment must be accompanied by:

     (a) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year and the latest available interim financial statements, if any;

     (b) A statement of the corporation's estimate of the fair value of the shares;

     (c) An explanation of how the interest was calculated;

     (d) A statement of the dissenter's right to demand payment under ORS 60.587; and

     (e) A copy of ORS 60.551 to 60.594. [1987 c.52 Section 132; 1987 c.579
Section 4]

     60.581 FAILURE TO TAKE ACTION. (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under ORS 60.567 and repeat the payment demand procedure. [1987 c.52 Section 133]

     60.584 AFTER-ACQUIRED SHARES. (1) A corporation may elect to withhold payment required by ORS 60.577 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.


Page 5--APPENDIX B

     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under ORS
60.587. [1987 c.52 Section 134]

     60.587 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER. (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under ORS 60.577 or reject the corporation's offer under ORS 60.584 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

     (a) The dissenter believes that the amount paid under ORS 60.577 or offered under ORS 60.584 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

     (b) The corporation fails to make payment under ORS 60.577 within 60 days after the date set for demanding payment; or

     (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within 30 days after the corporation made or offered payment for the dissenter's shares. [1987 c.52
Section 135]

                         (JUDICIAL APPRAISAL OF SHARES)

     60.591 COURT ACTION. (1) If a demand for payment under ORS 60.587 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand under ORS 60.587 and petition the court under subsection (2) of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office is located, or if the principal office is not in this


Page 6--APPENDIX B
state, where the corporation's registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4) The jurisdiction of the circuit court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the court order appointing them, or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the proceeding is entitled to judgment for:

     (a) The amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

     (b) The fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under ORS 60.584. [1987 c.52 Section 136]

     60.594 COURT COSTS AND COUNSEL FEES. (1) The court in an appraisal proceeding commenced under ORS 60.591 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ORS 60.587.

     (2) The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts the court finds equitable:

     (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ORS 60.561 to 60.587; or


Page 7--APPENDIX B

     (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amount awarded the dissenters who were benefited. [1987 C.52 Section 137]


Page 8--APPENDIX B

                         PROXY - SOLICITED ON BEHALF OF

                  THE BOARD OF DIRECTORS OF LANE PLYWOOD, INC.

     The undersigned hereby revokes all prior proxies and appoints Gary R. Jensen and Janis M. Johnson or any one of them, with the power of substitution in each, proxies to vote all shares of Common Stock of the undersigned in Lane Plywood, Inc. at the Annual Meeting of Stockholders to be held April 27, 1996, and all adjournments thereof.

     1.   Election of Directors

FOR ALL NOMINEES LISTED BELOW ______                    WITHHOLD AUTHORITY _____
(except as marked to the                                (to vote for all
contrary below)                                         nominees below)

          FRANCIS D. BALES                             STEVEN D. BARR

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list above.)

If either named nominee declines or is unable to serve by the time of the annual meeting, the proxies will be voted for a substitute nominee designated by the Board of Directors.

     2. Approval of the Agreement and Plan of Merger (Merger Agreement) dated October 26, 1995 as more fully described in the accompanying Proxy Statement.

          FOR            AGAINST             ABSTAIN
             ----                ----                ----

     3.   On any other business that may properly come before the meeting.

Shares will be voted as specified. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES AND FOR APPROVAL OF THE MERGER AGREEMENT. If other matters come before the meeting, the proxies or substitutes may vote upon such matters according to their best judgment.

Please mark your vote, insert the date and sign, have any co-owner date and sign, and return promptly.


DATED: _______________, 1996                      ______________________________
                                                  SIGNATURE


DATED: _______________, 1996                      ______________________________
                                                  SIGNATURE OF CO-OWNER


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                          BE SURE YOUR VOTE IS COUNTED.
         PLEASE MARK YOUR VOTE, DATE, SIGN AND RETURN THIS PROXY TODAY.

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APPENDIX C